EXHIBIT 99.10

MAKING LIFE BETTER

FIRST QUARTERLY REPORT
SEPTEMBER 2019

BRITISH COLUMBIA

FIRST QUARTERLY REPORT

FISCAL PLAN UPDATE

2019/20 — 2021/22,

2019/20 ECONOMIC OUTLOOK AND

FINANCIAL FORECAST

&

THREE MONTH RESULTS

APRIL — JUNE 2019

British Columbia Cataloguing in Publication Data

British Columbia. Ministry of Finance.

Quarterly report on the economy, fiscal situation and Crown corporations. — ongoing—

Quarterly.

Title on cover: Quarterly report.

Continues: British Columbia. Ministry of Finance.

Quarterly financial report. ISSN 0833-1375.

ISSN 1192-2176 — Quarterly Report on the economy, fiscal

situation and Crown corporations.

1. Finance, Public — British Columbia — Accounting

— Periodicals. 2. British Columbia — Economic conditions

— 1945—            — Periodicals.*

3. Corporations, Government — British Columbia —

Accounting — Periodicals. I. Title.

HJ13.B77              354.711’007231’05

2019/20 FIRST QUARTERLY REPORT	| TABLE OF CONTENTS
SEPTEMBER 10, 2019

Updated Fiscal Plan — 2019/20 to 2021/22

Tables:

Updated Fiscal Plan 2019/20 to 2021/22		1

Part One — Updated 2019/20 Financial Forecast

Introduction		5
Revenue		7
Expense		10
Consolidated Revenue Fund (CRF) Spending		10
Service Delivery Agency Spending		11
Full-Time Equivalents for the BC Public Service		11
Provincial Capital Spending		12
Projects Over $50 Million		12
Provincial Debt		15
Risks to the Fiscal Forecast		16
Supplementary Schedules		17

Tables:
1.1	2019/20 Forecast Update	5
1.2	2019/20 Financial Forecast Changes	6
1.3	2019/20 Capital Spending Update	12
1.4	2019/20 Provincial Debt Update	15
1.5	2019/20 Operating Statement	17
1.6	2019/20 Revenue by Source	18
1.7	2019/20 Expense by Ministry, Program and Agency	19
1.8	2019/20 Expense by Function	20
1.9	2019/20 Capital Spending	21
1.10	Capital Expenditure Projects Greater Than $50 million	22
1.11	2019/20 Provincial Debt	25
1.12	2019/20 Statement of Financial Position	26

Part Two — Economic Review and Outlook

Summary		27

British Columbia Economic Activity and Outlook		27
Labour Market		28
Consumer Spending and Housing		30
Business and Government		32
External Trade and Commodity Markets		33
Demographics		34
Inflation		35

FIRST QUARTERLY REPORT 2019/20

i

TABLE OF CONTENTS

Risks to the Economic Outlook		36
External Outlook		36
United States		36
Canada		39
Asia		40
Europe		41
Financial Markets		42
Interest Rates		42
Exchange Rate		43

Tables:
2.1	British Columbia Economic Indicators	28
2.2	U.S. Real GDP Forecast: Consensus vs B.C. Ministry of Finance	38
2.3	Canadian Real GDP Forecast: Consensus vs B.C. Ministry of Finance	39
2.4	Private Sector Canadian Interest Rate Forecasts	42
2.5	Private Sector Exchange Rate Forecasts	44
2.6.1	Gross Domestic Product (GDP): British Columbia	45
2.6.2	Selected Nominal Income and Other Indicators: British Columbia	46
2.6.3	Labour Market Indicators: British Columbia	46
2.6.4	Major Economic Assumptions	47

Appendix — Fiscal Plan Update

Tables:
A1	Material Assumptions — Revenue	49
A2	Natural Gas Price Forecasts — 2019/20 to 2021/22	54
A3	Material Assumptions — Expense	55
A4	Operating Statement — 2012/13 to 2021/22	58
A5	Revenue by Source — 2012/13 to 2021/22	59
A6	Revenue by Source Supplementary Information — 2012/13 to 2021/22	60
A7	Expense by Function — 2012/13 to 2021/22	61
A8	Expense by Function Supplementary Information — 2012/13 to 2021/22	62
A9	Full-Time Equivalents (FTEs) — 2012/13 to 2021/22	63
A10	Capital Spending — 2012/13 to 2021/22	64
A11	Statement of Financial Position — 2012/13 to 2021/22	65
A12	Changes in Financial Position — 2012/13 to 2021/22	66
A13	Provincial Debt — 2012/13 to 2021/22	67
A14	Provincial Debt Supplementary Information — 2012/13 to 2021/22	68
A15	Key Provincial Debt Indicators — 2012/13 to 2021/22	69

FIRST QUARTERLY REPORT 2019/20

ii

UPDATED FISCAL PLAN — 2019/20 to 2021/22

($ millions)	2019/20	2020/21	2021/22
Budget 2019 Fiscal Plan	274	287	585
Fiscal Plan Updates:
Personal income tax	(85)	(61)	(72)
Corporate income tax	300	355	159
Property transfer tax	(475)	(412)	(314)
Other taxation revenue	(17)	(28)	(29)
Natural resources revenue	(19)	62	107
Contributions from the federal government	(15)	45	32
Other revenue	184	112	287
Commercial Crown corporation net income	(26)	(28)	(31)
Statutory spending	(220)	—	—
Service delivery agency net spending	(102)	(119)	(273)
Interest and other savings	80	78	122
Lower contingencies spending allocation	300	—	—
Updated fiscal plan surplus	179	291	573

Prudence included in fiscal plan:
Contingencies	(450)	(400)	(400)
Forecast allowance	(500)	(300)	(300)

Capital Spending:
Taxpayer-supported capital spending	5,776	6,617	6,843
Self-supported capital spending	4,282	3,343	3,358
	10,058	9,960	10,201
Provincial Debt:
Taxpayer-supported debt	45,466	49,491	53,149
Self-supported debt	25,354	26,504	27,481
Total debt (including forecast allowance)	71,320	76,295	80,930

Taxpayer-supported debt-to-GDP ratio	14.8%	15.5%	16.0%
Taxpayer-supported debt-to-revenue ratio	80.0%	85.2%	87.8%

Balanced Financial Outlook

The fiscal plan update in the First Quarterly Report reflects a continued balanced fiscal outlook for British Columbia. Government continues to invest in priorities outlined in Budget 2019 to make life better for British Columbians.

Compared to Budget 2019, revenue forecasts are lower by $153 million in 2019/20, and higher by $45 million in 2020/21 and $139 million in 2021/22. Expense projections are lower by $58 million in 2019/20, and higher by $41 million in 2020/21 and $151 million in 2021/22. These changes result in modestly lower surpluses of $103 million over the three-year plan.

Property transfer tax revenue is forecast to decline over the fiscal plan compared to Budget 2019 due to slower activity in the housing market.

Other taxation revenue is up over the fiscal plan primarily from corporate income tax revenue increases due to the impacts of higher 2018 tax assessments and advance instalments.

Over the three years, natural resource revenue is higher than Budget 2019 mainly reflecting projected improvements in mining-related revenues partly offset by lower natural gas royalties, reflecting changes in the outlook for coal and natural gas prices.

FIRST QUARTERLY REPORT 2019/20

UPDATED FISCAL PLAN — 2019/20 to 2021/22

Contributions from the federal government are higher over the fiscal plan period. The updated plan incorporates higher transfers under the Disaster Financial Assistance Arrangements in support of floods and wildfires in the 2016 to 2018 period and increased contributions to post-secondary institutions and health authorities. These increases are partly offset by reduced Canada Health Transfer and Canada Social Transfer entitlements due to a lower federal government outlook for national nominal GDP growth and a decreased projection of B.C.’s population share of the national total. In addition, the updated plan incorporates a decline in B.C.’s share of the federal excise tax on cannabis due to weaker than expected sales.

Revenue from other taxpayer-supported sources is forecast to be up over the ensuing three years mainly due to improved forecasts from taxpayer-supported Crown corporations, post-secondary institutions and health authorities.

Commercial Crown corporation net income projections have decreased over the fiscal plan mainly due to asset amortization expenses stemming from the acquisition of the remaining portion of the Waneta Dam power expansion.

Compared to Budget 2019, forecast expenses in the fiscal plan period are higher primarily due to disaster response in fiscal 2019/20 and increased service delivery agency spending over the fiscal plan, partly offset by a lower contingencies spending allocation in 2019/20 and lower debt-servicing costs across the fiscal plan.

Resilient Economic Growth

In the context of a slowing global economy, the First Quarterly Report forecasts B.C. real GDP growth of 1.7 per cent in 2019 and 1.9 per cent in 2020, down from Budget 2019 growth projections of 2.4 per cent and 2.3 per cent, respectively. The Ministry’s lower forecast of economic growth in 2019 and 2020 largely reflects a decline in export activity, slower growth in retail sales and, to a lesser extent, weaker than anticipated home sales. The general outlook for B.C.’s economy for 2021 and beyond calls for stable growth of 2.0 per cent, in line with previous expectations.

British Columbia’s Economic Outlook

The First Quarterly Report forecast for B.C. real GDP growth is 0.2 percentage points lower than the current average outlook of six private sector forecasters (a subset of the Economic Forecast Council) for 2019 and 0.5 percentage points lower for 2020.

Prudent Economic Forecast

This acknowledges downside risks to the economic outlook and is one of the levels of prudence built into the fiscal plan. The main downside risks to B.C.’s economic outlook include uncertainty regarding global trade policy and escalating trade tensions, weakening global economic activity, lower commodity prices, as well as slower domestic economic growth.

FIRST QUARTERLY REPORT 2019/20

UPDATED FISCAL PLAN — 2019/20 to 2021/22

Capital Investments

Taxpayer-supported capital spending on hospitals, education facilities, transportation infrastructure, housing and other projects is financed through a combination of provincial borrowing, funding provided by third parties, and from internal cash flows. Taxpayer-supported capital spending is forecast to total $19.2 billion over the fiscal plan period, representing a reduction of $0.9 billion over the Budget 2019 forecast, mainly in the transportation and post-secondary sectors.

Over the three years, self-supported infrastructure spending by commercial Crown corporations totals $11.0 billion, virtually unchanged from the Budget 2019 projections.

Debt Affordability

Government’s key debt affordability metric, the taxpayer-supported debt-to-GDP ratio is forecast to improve from Budget 2019 primarily due to a lower than projected 2018/19 ending debt balance. The forecast for taxpayer-supported debt-to-revenue is also lower than projected at budget and is expected to remain within a reasonable range over the fiscal plan at below 90 per cent.

Taxpayer-Supported Debt-to-GDP

Taxpayer-supported debt is projected to increase by $10.5 billion over the plan period to reach $53.1 billion by 2021/22, due to record levels of planned investment in capital infrastructure.

Total provincial debt is projected to increase by $15.0 billion over the three-year plan, reaching $80.9 billion by the end of 2021/22, $1.4 billion lower than the forecast in Budget 2019.

Risks to the Fiscal Plan

The main risks to the government’s fiscal plan include:

•             risks to the B.C. economic outlook, largely due to the continued uncertainty surrounding global trade policy and weakening economic activity;

•             assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices, weather conditions, and the financial results of ICBC;

•             potential changes to federal government transfer allocations, cost-sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•             statutory spending pressures for costs associated with responding to emergencies such as wildfires and floods; and

•             utilization rates for government services such as health care, children and family services, and income assistance.

Government incorporates several levels of prudence in its projections to help mitigate the risks to the fiscal plan, including the following:

•             the outlook for B.C.’s real GDP growth is lower than the current private sector average outlook (0.2 percentage points lower in 2019 and 0.5 percentage points lower for 2020);

•             the updated fiscal plan includes Contingencies vote allocations of $450 million in 2019/20, and $400 million in 2020/21 and 2021/22 to help manage unexpected pressures and fund priority initiatives; and,

•             the forecast allowance allocations are $500 million in 2019/20, and $300 million in 2020/21 and 2021/22 to guard against volatility, including revenue changes.

Conclusion

The Province’s fiscal outlook remains balanced and debt metrics remain affordable. Government remains focused on Budget 2019 commitments to make life more affordable, enhance services, and build a strong and sustainable economy.

FIRST QUARTERLY REPORT 2019/20

PART 1 | UPDATED 2019/20 FINANCIAL FORECAST

Introduction

Table 1.1 2019/20 Forecast Update

		First
	Budget	Quarterly
($ millions)	2019	Report
Revenue	59,047	58,894
Expense	(58,273)	(58,215)
Forecast allowance	(500)	(500)
Surplus	274	179
Capital Spending:
Taxpayer-supported capital spending	6,340	5,776
Self-supported capital spending	4,274	4,282
	10,614	10,058
Provincial Debt:
Taxpayer-supported debt	46,384	45,466
Self-supported debt	25,664	25,354
Total debt (including forecast allowance)	72,548	71,320
Taxpayer-supported debt to GDP ratio	15.0%	14.8%
Taxpayer-supported debt to revenue ratio	81.5%	80.0%

The first quarter forecast for 2019/20 shows an operating surplus of $179 million — $95 million lower than the projection in Budget 2019. The revenue forecast has decreased by $153 million primarily due to a reduction in property transfer tax. The expense forecast is $58 million lower mostly due to lower contingencies spending allocation and debt servicing costs, partly offset by higher statutory spending and net agency spending.

Chart 1.1 2019/20 Surplus — Major Changes from Budget 2019

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Table 1.2 2019/20 Financial Forecast Changes

($ millions)
2019/20 surplus at Budget 2019 (February 19, 2019)	274

Revenue changes:
Personal income tax — slightly weaker 2018 tax assessment results and lower household income	(85)
Corporate income tax — increase in instalments and prior-year settlement payment, reflecting stronger 2018 tax assessment results	300
Property transfer tax — lower year-to-date sales results	(475)
Provincial sales tax — impact of higher 2018/19 results partly offset by changes in the economic outlook	30
Other taxation sources	(47)
Natural gas royalties — lower prices, increased utilization of royalty programs/credits and decrease in natural gas liquids royalties	(105)
Coal, metals and minerals — mainly higher coal prices	94
Forests — mainly higher logging taxes partly offset by lower harvest volumes	23
Other natural resources — mainly lower petroleum prices and production volumes	(31)
Other revenue — mainly higher revenue from the SUCH sector entities	184
Health and social transfers — lower B.C. population share of national total	(5)
Other federal government transfers — mainly B.C.’s share of lower federal excise tax revenue on cannabis, reflecting fewer than expected licensed retail establishments and supply shortages experienced by retailers	(10)
Commercial Crown corporation net income	(26)
Total revenue changes	(153)

Less : expense increases (decreases):
Consolidated Revenue Fund changes:
Lower contingencies spending allocation — as a result of diminished risks related to wildfires	(300)
Statutory spending:
Fire management costs	92
Emergency Program Act — primarily higher costs related to prior-year floods	117
BC Training and Education Savings Grant — higher projected uptake	11
Contingencies for Sustainable Services Negotiating Mandate	(30)
Prior year liability and other adjustments	3
Management of public debt (net) — reflects revisions to scheduled borrowing	(44)
Spending funded by third party recoveries	(9)
Changes in spending profile of service delivery agencies:
Universities	75
Colleges	55
Health authorities and hospital societies	16
Other service delivery agencies	(38)
(Increase) decrease in transfers to service delivery agencies (elimination)	(6)
Total expense changes	(58)

Total changes	(95)
2019/20 surplus at the First Quarterly Report	179

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Projected taxpayer-supported capital spending in 2019/20 is $564 million lower than forecast in Budget 2019, mainly due to timing of projects in the transportation sector. The self-supported capital spending forecast is essentially unchanged from budget.

The total debt forecast has decreased by over $1.2 billion compared to Budget 2019. Taxpayer-supported debt is forecast to end the year $918 million lower mainly as a result of a lower 2018/19 ending balance. Self-supported debt is forecast to be $310 million lower at the end of 2019/20 primarily as a result of the lower 2018/19 ending balance and higher internal financing within the commercial Crown corporations.

As a result of lower debt forecasts, the taxpayer-supported debt-to-revenue ratio is now expected to end 2019/20 at 80.0 per cent — a 1.5 percentage point improvement compared to Budget 2019. A lower forecast debt level also improves the forecasted taxpayer-supported debt-to-GDP ratio by 0.2 percentage points which is now expected to end the year at 14.8 per cent.

Revenue

Revenue for 2019/20 is forecast to be $58.9 billion — $153 million lower than the projection in Budget 2019. The decrease reflects lower revenue from taxation sources, natural resources, federal government contributions and commercial Crown corporation net income which are partly offset by increases in other revenues (predominantly improved projections from post-secondary institutions and health authorities).

Chart 1.2 Revenue Changes from Budget 2019

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Detailed revenue projections are disclosed in Table 1.6, and key assumptions and sensitivities relating to revenue are provided in Appendix Table A1. An analysis on historical volatility of major economic drivers can be found in the 2019 BC Financial and Economic Review (pages 14-15). For 2019/20, the major changes from the Budget 2019 forecast include the following:

Income Tax Revenue

Personal income tax revenue is down $85 million, mainly reflecting slightly weaker 2018 provincial tax assessments results and a lower projection of household income growth.

Corporate income tax revenue is up $300 million as stronger 2018 provincial income tax assessments results in increased advance instalments and a higher prior year settlement payment.

Other Tax Revenue

Property transfer tax revenue is down $475 million due to slower activity in the housing market. The revised outlook of $1,435 million includes the 20 per cent foreign buyers’ tax, forecast at $100 million (down from $190 million estimated at budget).

Provincial sales tax revenue is up $30 million due to the effect of higher 2018/19 results compared to the forecast in the Third Quarterly Report, partly offset by a lower outlook of consumer spending on taxable purchases.

Other taxation revenues are down $47 million as weaker property, tobacco, carbon and fuel taxes are partly offset by an improved projection for insurance premium tax, mainly resulting from the impacts of year-to-date activity and changes in 2018/19 results compared to the forecasts in the Third Quarterly Report.

Natural Resources Revenue

Revenue from natural gas royalties is down $105 million mainly due to lower natural gas prices, decreased royalties from the natural gas liquids and increased utilization of royalty program credits, partially offset by an improved outlook for natural gas production volumes. The updated natural gas price forecast is $0.39 ($Cdn/gigajoule, plant inlet), down from the Budget 2019 outlook ($0.72).

Forest revenue is up $23 million mainly due to higher revenue from logging tax reflecting higher than expected lumber prices and strong lumber demand in 2018. Due to the impacts of temporary, indefinite and permanent mill curtailments, the updated forecast for harvest volumes is 52 million cubic metres compared to 57 million cubic metres in Budget 2019. The effects of reduced Crown harvest volumes are offset by higher than expected stumpage rates.

Revenue from coal, metals, minerals and other mining-related sources is up $94 million mainly reflecting higher coal prices due to continuing strong demand from Asia.

Other natural resource revenues are expected to be down $31 million mainly due to reduced petroleum royalties reflecting projected decreases in production volumes and the average annual oil price.

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Other Taxpayer-supported Revenue

Other taxpayer-supported revenue consists of revenue from fees, licences, investment earnings and miscellaneous sources. These revenue sources are now expected to be up $184 million mainly due to improved outlooks from post-secondary institutions and health authorities.

Federal Government Transfers

Canada Health Transfer and Canada Social Transfer entitlements are down $5 million due to a lower B.C. population share of the national total.

Other federal government contributions are expected to be down $10 million mainly due to lower entitlement of B.C.’s share of the federal excise tax on cannabis. This reflects fewer than expected licensed retail establishments and supply shortages experienced by retailers.

Commercial Crown Corporations

The outlook for commercial Crown corporation net income is $26 million lower mainly due to asset amortization expenses stemming from the acquisition of the remaining portion of the Waneta Dam power expansion.

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Expense

The First Quarterly Report expense forecast for 2019/20 is $58 million lower than Budget 2019 mainly due to a reduced contingencies spending allocation and lower debt servicing costs, partly offset by statutory spending for disaster response and higher spending by service delivery agencies.

Chart 1.3 Expense Changes from Budget 2019

Consolidated Revenue Fund (CRF) Spending

The total CRF direct program spending1 forecast for 2019/20 has decreased by $166 million mainly due to a reduction to the contingencies spending allocation and savings in debt servicing costs. These savings are partly offset by statutory spending.

Statutory spending is projected at $220 million in 2019/20 as follows:

•             $117 million for Emergency Program Act expenses primarily related to prior-year floods — this is in addition to the $15 million in voted appropriation for the program, for total forecast expenses of $132 million.

•             $92 million for fire management costs — this is in addition to the $101 million in the fire management voted appropriation, for a total spending forecast of $193 million.

•             $11 million for the BC Training and Education Savings Program to reflect higher projected uptake under the program — this is in addition to the $30 million allocated in the 2019/20 Estimates, for total forecast expenses of $41 million.

Debt servicing costs are forecast to be $44 million lower than at budget due to lower debt levels and lower interest rate forecasts.

Other CRF spending increased by $3 million.

1 Expenses other than grants to government agencies — see Table 1.7 Total direct program spending.

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Contingencies

The Contingencies vote in 2019/20 included a preliminary allocation of $553 million for the Sustainable Services Negotiating Mandate. The updated and refined forecast is expected to be $30 million lower than at budget. The general contingencies allocation of $750 million, which is intended to help manage unexpected cost pressures and fund priority initiatives as they arise, is forecast to be lower by $300 million.

Spending Recovered from Third Parties

Expenses funded by third parties are forecast to fall by $9 million due to a decrease in the interest costs that are recovered from commercial Crown corporations.

Operating Transfers to Service Delivery Agencies

Operating transfers to service delivery agencies are forecast to be $6 million higher mainly due to adjustments to projected allocations across various service delivery agencies in response to spending forecast changes noted below.

Service Delivery Agency Spending

Service delivery agency expenses are forecast to increase by $108 million in 2019/20 compared to Budget 2019.

•             Post-secondary sector expenses are forecast to increase by $130 million mainly due to higher salary and benefit costs as a result of higher enrolment, new programs, and increased research activity. The higher spending is expected to be offset by increased tuition revenues and federal research grants.

•             The health authority and hospital society expense forecast is up $16 million, mainly due to higher staffing and operating costs to meet the projected volume growth in healthcare services delivered by these organizations.

•             Other service delivery agency spending is forecast to be $38 million lower than budget.

Detailed expense projections are disclosed in Table 1.7. Key spending assumptions and sensitivities are provided in Appendix Table A3.

Full-Time Equivalents for the BC Public Service

The projection of full-time equivalent (FTE) staff utilization for 2019/20 remains unchanged from budget at 31,350 FTEs. Further details on FTEs are provided in Appendix Table A9.

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Provincial Capital Spending

Capital spending is projected to total $10.1 billion in 2019/20 — $556 million lower than the forecast in Budget 2019 (see Tables 1.3 and 1.9).

Table 1.3 2019/20 Capital Spending Update

($ millions)
2019/20 capital spending at Budget 2019	10,614
Taxpayer-supported changes:
Primarily higher routine capital maintenance spending by health authorities	117
Timing of post-secondary institution spending	(94)
Timing of transportation sector spending	(580)
Other net adjustments to capital schedules	(7)
Total taxpayer-supported	(564)

Self-supported changes:
Liquor Distribution Branch higher spending	5
BC Rail higher spending	3
Total self-supported	8

Total changes	(556)
2019/20 capital spending at the First Quarterly Report	10,058

Taxpayer-supported capital spending is projected at $5.8 billion. The $564 million decrease since Budget 2019 is mainly due to timing changes in procurement and capital spending for transportation projects and self-funded post-secondary institution projects. This is partially offset by higher expected routine capital maintenance spending by health authorities

At $4.3 billion, self-supported capital spending is $8 million higher than Budget 2019 due to increased spending by Liquor Distribution Branch and BC Railway Company.

Projects Over $50 Million

Capital spending on projects greater than $50 million is presented in Table 1.10. Since Budget 2019 nineteen projects have been added to the table:

•             Construction of the new Sheffield Elementary School in School District 43 Coquitlam ($52 million);

•             New elementary and middle schools in West Langford ($89 million);

•             Seismic upgrades to Victoria High School in Victoria ($80 million);

•             Replacement of the Quesnel Junior School ($52 million);

•             Mills Memorial Hospital Redevelopment in Terrace ($447 million);

•             Burnaby Hospital Redevelopment - Phase 1 ($547 million);

•             Cariboo Memorial Hospital Redevelopment in Williams Lake ($218 million);

•             Highway 14 Corridor Improvements ($86 million);

•             Quartz Creek Bridge Replacement ($121 million);

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

•             Kootenay Lake Ferry Service Upgrade ($55 million);

•             Highway 1, 216th - 264th Street Widening ($235 million);

•             Construction of new Affordable Rental Housing at 1636 Clark Drive in Vancouver ($100 million);

•             Redevelopment of Affordable Rental Housing in the Lower Mainland: Stanley New Fountain Hotel in Vancouver ($63 million) and 6585 Sussex Avenue in Burnaby ($75 million);

•             Nanaimo Correctional Centre Replacement ($157 million); and

•             BC Hydro Projects including: Bridge River 2 units 7 and 8 upgrade project ($86 million), Wahleach generator refurbishment project ($51 million), Mount Lehman substation expansion project ($59 million), and Capilano substation upgrade project ($87 million).

The following projects have been completed since Budget 2019 and are no longer listed in the table:

•             Salish Secondary School;

•             Maples Adolescent Treatment Centre and Provincial Assessment Centre;

•             Waneta Dam power expansion; and

•             BC Hydro’s G.M. Shrum unit 1 to 5 turbine replacement project, Upper Columbia capacity additions at Mica units 5 and 6 project, Surrey area substation project, Big Bend substation, and the Waneta 2/3 interest acquisition.

Changes since Budget 2019 for existing projects include:

•             Kitsilano Secondary School project completion date changed from 2018 to 2019 to align with revised project schedule;

•             Centennial Secondary School project completion date changed from 2019 to 2020 to align with the revised project schedule;

•             Eric Hamber Secondary School budget increased from $79 million to $102 million to accommodate project cost escalation;

•             University of Victoria Student Housing project completion changed from 2024 to 2023 to align with revised project schedule;

•             Royal Inland Hospital Clinical Services Building’s total costs decreased from $63 million to $61 million to reflect final project costs and funding source allocations;

•             Royal Inland Hospital Patient Care Tower’s financing components changed for the direct procurement portion of the project. Internal borrowing increased from $38 million to $39 million, and other contributions decreased from $91 million to $90 million;

•             Children’s and Women’s Hospital’s direct procurement portion of the project increased from $307 million to $308 million, and the P3 portion of the project decreased from $369 million to $368 million to reflect final project costs;

•             Royal Columbian Hospital Phase 2 & 3 project costs increased from $1.1 billion to $1.236 billion to reflect increased construction costs due to market conditions;

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

•             Highway 1 216th Interchange project costs have increased from $59 million to $62 million due to extension of the High Occupancy Vehicle lane to tie in to the highway widening from 216th Street to 264th Street;

•             Highway 91 Alex Fraser Bridge Capacity Improvements project financing components changed — internal borrowing increased from $36 million to $37 million, and Federal contributions decreased from $34 million to $33 million;

•             Highway 1 Mackenzie Interchange project costs have increased from $85 million to $96 million and project completion date has changed from 2019 to 2020 as a result of design modifications due to variable rock conditions, additional environmental management, and schedule delays due to winter weather and efforts to reduce traffic and noise impacts;

•             Highway 1 Kicking Horse Canyon Phase 4 project costs have increased by $151 million from $450 million to $601 million. These costs include additional engineering, design and geotechnical work, additional foundation supports for bridges and retaining walls, application of community benefits, additional technical project management resources, archeological work, consultation with Indigenous Groups, and higher contingencies based on the risk and complexity of the project;

•             Highway 1 Illecillewaet project costs have increased from $63 million to $85 million due to escalating costs from materials, labour, and the complexity of work required;

•             Hugh Keenleyside spillway gate reliability upgrade project costs decreased from $115 million to $114 million to reflect final project costs;

•             Kamloops substation total project costs decreased from $56 million to $52 million;

•             Horne Payne substation upgrade project went into service in March 2019 and as a result, total costs decreased from $93 million to $73 million to reflect anticipated final project costs; and

•             The Liquor Distribution Branch Warehouse project decreased by $6 million from $55 million to $49 million and the project completion date changed from 2019 to 2020 to align with revised project schedule.

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Provincial Debt

The provincial debt, including a $500 million forecast allowance, is projected to total $71.3 billion by the end of the fiscal year — $1.2 billion lower than the forecast in Budget 2019. This reduction is due to a lower 2018/19 ending debt balance than projected in Budget 2019 and changes in borrowing during the fiscal year.

Table 1.4 2019/20 Provincial Debt Update

($ millions)

2019/20 provincial debt at Budget 2019	72,548
Taxpayer-supported changes:
Lower debt level from 2018/19	(1,276)
Change in surplus	95
Changes in non-cash items and working capital balances	696
Lower capital spending	(564)
Lower contributions from external parties	131
Total taxpayer-supported	(918)

Self-supported changes:
Lower debt level from 2018/19	(178)
Higher capital spending	8
Increase in internal financing	(140)
Total self-supported	(310)

Total changes	(1,228)
2019/20 provincial debt at the First Quarterly Report	71,320

Total debt at the end of 2018/19 was $1.45 billion lower than the Budget 2019 forecast (excluding the forecast allowance), mainly due to a higher operating surplus and lower capital spending.

Taxpayer-supported debt is now projected to end 2019/20 at $45.5 billion — $918 million lower than forecast in Budget 2019. This decrease reflects a lower opening balance (by $1.3 billion) and lower capital spending ($564 million), partly offset by lower contributions from external parties ($131 million), and lower internal financing ($791 million).

The taxpayer-supported debt-to-GDP ratio is projected to end 2019/20 at 14.8 per cent — a 0.2 percentage point improvement from Budget 2019.

The taxpayer-supported debt-to-revenue ratio is forecast to end the fiscal year at 80.0 per cent — a 1.5 percentage point improvement from Budget 2019.

Self-supported debt is forecast to be $25.4 billion at the end of 2019/20 — $310 million lower than Budget 2019, reflecting lower than expected 2018/19 debt ($178 million) carried forward into 2019/20 and higher than expected internal financing ($140 million), partly offset by an increase in capital infrastructure investments ($8 million).

Details on provincial debt are shown in Table 1.11.

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Total provincial debt is presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking fund investments and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province. The reconciliation between provincial debt and the financial statement debt is shown in Appendix Table A11.

Risks to the Fiscal Forecast

There are a number of risks and pressures to the fiscal forecast including risks to the B.C. economic outlook, which are largely due to the continued uncertainty surrounding global economic activity. The forecasts of revenues, expenditures, capital spending and debt are estimates based on a number of economic, financial and external factors. Variables will change throughout the year as new information becomes available, with potentially material impacts.

Revenues can be volatile due in part to the influence of the cyclical nature of the natural resource sector in the economy. Changes in energy or commodity prices, such as natural gas and lumber, may have a significant effect on revenue and the fiscal forecast. In addition, personal and corporate income tax assessments for the 2018 tax year will not be finalized until March 2020 and could result in further revenue adjustments. In particular, property transfer and sales tax revenues are impacted by the number of residential transactions, average home sale prices and the amount of taxable purchases of goods and services.

The spending forecast contained in the fiscal plan is based on ministry and service delivery agency plans and strategies. Risks include changes to planning assumptions, such as utilization or demand rates for government services in the health care, education, or community social services sectors, as well as costs associated with natural disaster responses.

The financial results of ICBC remain a particular risk to total commercial Crown corporation net income. In addition, decisions that may arise from the comprehensive review of BC Hydro may result in impacts to the fiscal plan.

Capital spending and debt figures may be influenced by a number of factors including design development, procurement activity, weather, geotechnical conditions and interest rates. As a result, the actual operating surplus, capital expenditure and debt figures may differ from the current forecast. Government will continue to update the fiscal plan throughout the year in the second and third quarterly reports.

The potential fiscal impact from these risks is expected to be mitigated by the prudence that is incorporated in the fiscal plan, including the lower economic outlook compared to the private sector forecasters, the $450 million contingencies allocation, and the $500 million forecast allowance.

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Supplementary Schedules

The following tables provide the financial results for the three months ended June 30, 2019 and the 2019/20 full-year forecast.

Table 1.5 2019/20 Operating Statement

	Year-to-Date to June 30				Full Year
	2019/20			Actual	2019/20			Actual
($ millions)	Budget	Actual	Variance	2018/19	Budget	Forecast	Variance	2018/19
Revenue	15,143	15,226	83	13,751	59,047	58,894	(153)	57,128
Expense	(14,125)	(13,973)	152	(13,176)	(58,273)	(58,215)	58	(55,593)
Surplus before forecast allowance	1,018	1,253	235	575	774	679	(95)	1,535
Forecast allowance	—	—	—	—	(500)	(500)	—	—
Surplus	1,018	1,253	235	575	274	179	(95)	1,535
Accumulated surplus beginning of the year	7,107	8,551	1,444	7,016	7,107	8,551	1,444	7,016
Accumulated surplus before comprehensive income	8,125	9,804	1,679	7,591	7,381	8,730	1,349	8,551
Accumulated other comprehensive income from self-supported Crown agencies	232	802	570	214	926	89	(837)	31
Accumulated surplus end of period	8,357	10,606	2,249	7,805	8,307	8,819	512	8,582

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Table 1.6 2019/20 Revenue by Source

	Year-to-Date to June 30				Full Year
	2019/20			Actual	2019/20			Actual
($ millions)	Budget	Actual	Variance	2018/19	Budget	Forecast	Variance	2018/19
Taxation
Personal income	2,731	2,731	—	2,438	11,055	10,970	(85)	11,364
Corporate income	2,046	2,108	62	1,859	4,192	4,492	300	5,180
Employer health	460	460	—	—	1,854	1,854	—	464
Sales [1]	1,944	1,955	11	1,865	7,586	7,616	30	7,369
Fuel	251	253	2	250	1,021	1,015	(6)	1,015
Carbon	422	406	(16)	356	1,713	1,705	(8)	1,465
Tobacco	213	205	(8)	218	780	770	(10)	781
Property	684	679	(5)	613	2,996	2,953	(43)	2,617
Property transfer	529	379	(150)	541	1,910	1,435	(475)	1,826
Insurance premium	156	156	—	150	625	645	20	633
	9,436	9,332	(104)	8,290	33,732	33,455	(277)	32,714
Natural resources
Natural gas royalties	66	30	(36)	27	275	170	(105)	199
Forests	195	197	2	241	1,155	1,178	23	1,406
Other natural resources [2]	285	279	(6)	342	1,193	1,256	63	1,503
	546	506	(40)	610	2,623	2,604	(19)	3,108
Other revenue
Medical Services Plan premiums	338	351	13	328	1,015	1,015	—	1,360
Other fees and licenses [3]	902	914	12	870	4,372	4,388	16	4,233
Investment earnings	277	299	22	266	1,196	1,224	28	1,243
Miscellaneous [4]	751	814	63	784	3,375	3,515	140	3,413
	2,268	2,378	110	2,248	9,958	10,142	184	10,249
Contributions from the federal government
Health and social transfers	1,851	1,851	—	1,775	7,404	7,399	(5)	7,090
Other federal government contributions [5]	442	404	(38)	332	2,019	2,009	(10)	1,962
	2,293	2,255	(38)	2,107	9,423	9,408	(15)	9,052
Commercial Crown corporation net income
BC Hydro	17	25	8	80	712	712	—	(428)
Adjustment for regulatory accounts [6]	—	—	—	—	—	—	—	950
Liquor Distribution Branch	286	290	4	294	1,120	1,120	—	1,104
BC Lotteries (net of payments to the federal government)	341	352	11	370	1,396	1,393	(3)	1,405
ICBC	(61)	55	116	(268)	(50)	(50)	—	(1,153)
Other [7]	17	33	16	20	133	110	(23)	127
	600	755	155	496	3,311	3,285	(26)	2,005
Total revenue	15,143	15,226	83	13,751	59,047	58,894	(153)	57,128

1     Includes provincial sales tax and social services tax/hotel room tax related to prior years.

2     Columbia River Treaty, other energy and minerals, water rental and other resources.

3     Post-secondary, healthcare-related, motor vehicle, and other fees.

4     Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

5     Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

6     BC Hydro’s net loss for 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized $950 million adjustment in fiscal 2017/18 with respect to BC Hydro’s deferred regulatory accounts.

7     Includes Columbia Power Corporation, BC Railway Company, Columbia Basin power projects, and post-secondary institutions’ self-supported subsidiaries.

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Table 1.7 2019/20 Expense by Ministry, Program and Agency

	Year-to-Date to June 30				Full Year
	2019/20			Actual	2019/20			Actual
($ millions)	Budget	Actual	Variance	2018/19	Budget	Forecast	Variance	2018/19
Office of the Premier	3	4	1	3	11	11	—	11
Advanced Education, Skills and Training	618	620	2	566	2,330	2,330	—	2,218
Agriculture	11	21	10	11	98	98	—	98
Attorney General	148	174	26	156	606	606	—	622
Children and Family Development	488	496	8	427	2,065	2,065	—	1,828
Citizens’ Services	131	140	9	132	552	552	—	600
Education	1,877	1,894	17	1,818	6,569	6,580	11	6,382
Energy, Mines and Petroleum Resources	47	24	(23)	12	180	180	—	106
Environment and Climate Change Strategy	45	51	6	44	243	243	—	188
Finance	230	211	(19)	125	878	878	—	833
Forests, Lands, Natural Resource Operations and Rural Development	166	226	60	188	823	915	92	1,408
Health	5,013	4,915	(98)	4,780	20,846	20,846	—	19,843
Indigenous Relations and Reconciliation	20	43	23	16	108	108	—	231
Jobs, Trade and Technology	24	20	(4)	32	97	97	—	103
Labour	4	4	—	3	16	16	—	12
Mental Health and Addictions	2	2	—	2	10	10	—	14
Municipal Affairs and Housing	302	295	(7)	285	828	828	—	817
Public Safety and Solicitor General	193	213	20	205	800	917	117	1,091
Social Development and Poverty Reduction	885	878	(7)	821	3,572	3,572	—	3,363
Tourism, Arts and Culture	54	30	(24)	30	164	164	—	164
Transportation and Infrastructure	228	215	(13)	217	926	926	—	902
Total ministries and Office of the Premier	10,489	10,476	(13)	9,873	41,722	41,942	220	40,834
Management of public funds and debt	310	314	4	325	1,278	1,234	(44)	1,258
Contingencies	—	—	—	—	750	450	(300)	21
Contingencies -
Sustainable Services Negotiating Mandate	—	—	—	—	553	523	(30)	—
Funding for capital expenditures	250	220	(30)	86	2,134	2,022	(112)	1,435
Refundable tax credit transfers	252	361	109	328	1,489	1,489	—	1,618
Legislative Assembly and other appropriations	37	35	(2)	34	159	159	—	160
Total appropriations	11,338	11,406	68	10,646	48,085	47,819	(266)	45,326
Elimination of transactions between appropriations [1]	—	(5)	(5)	(13)	(24)	(21)	3	(18)
Prior year liability adjustments	—	—	—	—	—	—	—	(151)
Consolidated revenue fund expense	11,338	11,401	63	10,633	48,061	47,798	(263)	45,157
Expenses recovered from external entities	901	683	(218)	632	3,520	3,511	(9)	3,471
Elimination of funding provided to service delivery agencies	(7,027)	(6,987)	40	(6,394)	(28,631)	(28,525)	106	(26,928)
Total direct program spending	5,212	5,097	(115)	4,871	22,950	22,784	(166)	21,700
Service delivery agency expense
School districts	2,053	2,048	(5)	1,950	6,912	6,912	—	6,671
Universities	1,173	1,186	13	1,119	5,128	5,203	75	4,894
Colleges and institutes	333	339	6	312	1,373	1,428	55	1,352
Health authorities and hospital societies	4,079	4,062	(17)	3,823	16,292	16,308	16	15,918
Other service delivery agencies	1,275	1,241	(34)	1,101	5,618	5,580	(38)	5,058
Total service delivery agency expense	8,913	8,876	(37)	8,305	35,323	35,431	108	33,893
Total expense	14,125	13,973	(152)	13,176	58,273	58,215	(58)	55,593

1     Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Table 1.8 2019/20 Expense by Function

	Year-to-Date to June 30				Full Year
	2019/20			Actual	2019/20			Actual
($ millions)	Budget	Actual	Variance	2018/19	Budget	Forecast	Variance	2018/19
Health:
Medical Services Plan	1,204	1,204	—	1,171	5,092	5,092	—	4,861
Pharmacare	319	357	38	366	1,471	1,471	—	1,494
Regional services	3,965	3,966	1	3,712	15,520	15,543	23	14,996
Other healthcare expenses [1]	179	139	(40)	149	900	887	(13)	800
	5,667	5,666	(1)	5,398	22,983	22,993	10	22,151
Education:
Elementary and secondary	2,169	2,182	13	2,104	7,468	7,478	10	7,253
Post-secondary	1,522	1,557	35	1,470	6,719	6,798	79	6,390
Other education expenses [2]	126	33	(93)	31	422	430	8	442
	3,817	3,772	(45)	3,605	14,609	14,706	97	14,085
Social services:
Social assistance [1,2]	571	570	(1)	530	2,320	2,320	—	3,204
Child welfare [1]	472	478	6	410	1,965	1,967	2	1,652
Low income tax credit transfers	62	71	9	72	317	317	—	414
Community living and other services	247	286	39	258	1,158	1,163	5	73
	1,352	1,405	53	1,270	5,760	5,767	7	5,343
Protection of persons and property	415	445	30	412	1,706	1,818	112	2,004
Transportation	476	440	(36)	457	2,300	2,334	34	2,021
Natural resources and economic development	727	658	(69)	562	3,233	3,325	92	3,825
Other	596	536	(60)	459	2,076	2,073	(3)	1,810
Contingencies	—	—	—	—	750	450	(300)	—
Contingencies -
Sustainable Services Negotiating Mandate	—	—	—	—	553	523	(30)	—
General government	401	388	(13)	360	1,506	1,506	—	1,670
Debt servicing	674	663	(11)	653	2,797	2,720	(77)	2,684
Total expense	14,125	13,973	(152)	13,176	58,273	58,215	(58)	55,593

1     Payments for healthcare services by the Ministry of Social Development and Poverty Reduction and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

2     Payments for training costs by the Ministry of Social Development and Poverty Reduction made on behalf of its clients are reported in the Education function.

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Table 1.9 2019/20 Capital Spending

	Year-to-Date to June 30				Full Year
	2019/20			Actual	2019/20			Actual
($ millions)	Budget	Actual	Variance	2018/19	Budget	Forecast	Variance	2018/19
Taxpayer-supported
Education
School districts	215	221	6	160	843	850	7	626
Post-secondary institutions	198	111	(87)	196	1,034	940	(94)	1,024
Health	137	102	(35)	99	1,255	1,372	117	904
BC Transportation Financing Authority	362	182	(180)	164	1,881	1,364	(517)	853
BC Transit	37	9	(28)	16	194	131	(63)	85
Government ministries	73	46	(27)	46	672	672	—	421
Housing [1]	56	92	36	18	393	378	(15)	483
Other	6	6	—	8	68	69	1	56
Total taxpayer-supported	1,084	769	(315)	707	6,340	5,776	(564)	4,452

Self-supported
BC Hydro	663	625	(38)	539	2,999	2,999	—	3,826
Columbia Basin power projects [2]	992	991	(1)	1	1,001	1,001	—	2
BC Railway Company	2	1	(1)	5	8	11	3	33
ICBC	23	20	(3)	8	92	92	—	66
BC Lottery Corporation	26	13	(13)	6	105	105	—	75
Liquor Distribution Branch	18	5	(13)	10	69	74	5	60
Other [3]	—	—	—	—	—	—	—	44
Total self-supported	1,724	1,655	(69)	569	4,274	4,282	8	4,106
Total capital spending	2,808	2,424	(384)	1,276	10,614	10,058	(556)	8,558

1     Includes BC Housing Management Commission and Provincial Rental Housing Corporation.

2     Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

3     Includes post-secondary institutions’ self-supported subsidiaries.

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Table 1.10 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	June 30, 2019	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Taxpayer-supported
School districts
Kitsilano Secondary [2]	2019	62	3	65	61	—	—	4
Centennial Secondary [2]	2020	49	12	61	61	—	—	—
R.E. Mountain Secondary (Willoughby Slope)	2019	39	20	59	38	—	—	21
Argyle Secondary	2020	17	45	62	50	—	—	12
Grandview Heights Secondary	2021	4	89	93	71	—	—	22
Handsworth Secondary	2021	1	61	62	62	—	—	—
New Westminster Secondary	2021	29	78	107	107	—	—	—
Burnaby North Secondary	2021	2	77	79	79
Eric Hamber Secondary	2022	1	101	102	94	—	—	8
South Side Area Elementary Middle	2022	1	53	54	49			5
Sheffield Elementary	2021	—	52	52	47	—	—	5
West Langford Elementary and Middle	2022	—	89	89	89	—	—	—
Victoria High School	2022	—	80	80	77	—	—	3
Quesnel Junior School	2022	—	52	52	52	—	—	—
Seismic mitigation program [3]	2030	349	1,195	1,544	1,544	—	—	—
Total school districts		554	2,007	2,561	2,481	—	—	80
Post-secondary institutions
University of British Columbia — Undergraduate Life Science Teaching Laboratories Redevelopment	2019	85	3	88	12	—	32	44
Simon Fraser University — Energy Systems Engineering Building [4]	2019	118	8	126	45	—	45	36
British Columbia Institute of Technology — Health Sciences Centre for Advanced Simulation	2021	3	75	78	66	—	—	12
Camosun College — Centre for Health Sciences	2019	55	9	64	40	—	13	11
University of Victoria — Student Housing	2023	6	195	201	123	—	—	78
Total post-secondary institutions		267	290	557	286	—	90	181
Health facilities
Queen Charlotte/Haida Gwaii Hospital [2]	2016	48	2	50	31	—	—	19
Surrey Emergency/Critical Care Tower
— Direct procurement	2019	164	30	194	174	—	—	20
— P3 contract	2014	318	—	318	139	179	—	—
Royal Inland Hospital Clinical Services Building [2]	2016	61	—	61	37	—	—	24
Royal Inland Hospital Patient Care Tower
— Direct procurement	2024	23	106	129	39	—	—	90
— P3 contract	2022	29	259	288	—	164	—	124
Vancouver General Hospital — Jim Pattison Pavilion Operating Rooms	2021	14	88	102	35	—	—	67
North Island Hospitals [2]
— Direct procurement	2017	115	11	126	73	—	—	53
— P3 contract	2017	480	—	480	60	232	—	188
Interior Heart and Surgical Centre [2]
— Direct procurement	2018	175	73	248	213	—	—	35
— P3 contract	2015	133	—	133	4	79	—	50
Vancouver General Hospital — Joseph and Rosalie Segal Family Health Centre [2]	2017	73	9	82	57	—	—	25
Children’s and Women’s Hospital
— Direct procurement	2020	246	62	308	178	—	—	130
— P3 contract	2018	368	—	368	167	187	—	14
Penticton Regional Hospital — Patient Care Tower
— Direct procurement	2021	27	53	80	22	—	—	58
— P3 contract	2019	231	1	232	—	139	—	93

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Table 1.10 Capital Expenditure Projects Greater Than $50 million 1 (continued)

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	June 30, 2019	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Royal Columbian Hospital — Phase 1	2019	194	65	259	250	—	—	9
Royal Columbian Hospital — Phases 2 & 3	2026	15	1,221	1,236	1,174	—	—	62
Peace Arch Hospital Renewal	2021	8	76	84	8	—	—	76
Centre for Mental Health and Addictions	2020	26	75	101	101	—	—	—
Dogwood Complex Residential Care	2021	—	51	51	—	—	—	51
Lions Gate Hospital — New Acute Care Facility	2023	—	166	166	—	—	—	166
St Paul’s Hospital	2026	3	1,912	1,915	990	—	—	925
Mills Memorial Hospital	2026	—	447	447	337	—	—	110
Burnaby Hospital Redevelopment — Phase 1 [5]	2025	—	547	547	513	—	—	34
Cariboo Memorial Hospital	2026	—	218	218	131	—	—	87
Clinical and systems transformation [6]	2023	343	137	480	480	—	—	—
iHealth Project — Vancouver Island Health Authority [6]	2020	94	6	100	—	—	—	100
Total health facilities		3,188	5,615	8,803	5,213	980	—	2,610
Transportation
Highway 97 widening from Highway 33 to Edwards Road [2]	2018	65	1	66	48	—	18	—
Highway 1 widening and 216th Street Interchange	2019	44	18	62	28	—	22	12
Highway 91 Alex Fraser Bridge Capacity Improvements	2019	55	15	70	37	—	33	—
Highway 97 Stone Creek to Williams Road	2019	50	15	65	65	—	—	—
Highway 97 Williams Lake Indian Reserve to Lexington Road	2019	50	7	57	57	—	—	—
Highway 1 — Admirals Road/McKenzie Avenue Interchange	2020	78	18	96	63	—	33	—
Highway 7 Corridor Improvements	2020	37	33	70	48	—	22	—
Highway 99 10-Mile Slide	2020	14	46	60	60	—	—	—
Highway 1 Lower Lynn Corridor Improvements	2021	120	78	198	77	—	66	55
Highway 1 Illecillewaet 4-laning and Brake Check improvements	2022	8	77	85	69	—	16	—
Highway 14 Corridor improvements	2022	5	81	86	56	—	30	—
Highway 1 Hoffmans Bluff to Jade Mountain	2023	23	176	199	144	—	55	—
Highway 91 to Highway 17 and Deltaport Way Corridor Improvements	2023	32	213	245	80		82	83
Highway 1 Salmon Arm West	2023	31	132	163	115	—	48	—
Highway 1 RW Bruhn Bridge	2023	11	214	225	134	—	91	—
Pattullo Bridge Replacement [7]	2023	29	1,348	1,377	1,377	—	—	—
Quartz Creek Bridge Replacement	2023	3	118	121	71	—	50	—
Kootenay Lake ferry service upgrade	2023	1	54	55	38	—	17	—
Highway 1 216th - 264th Street widening	2024	2	233	235	99	—	109	27
Highway 1 Kicking Horse Canyon Phase 4 [8]	2024	7	594	601	386	—	215	—
Broadway Subway	2025	25	2,802	2,827	1,830	—	897	100
Total transportation		690	6,273	6,963	4,882	—	1,804	277
Other taxpayer-supported
Abbotsford courthouse
— Direct procurement	2021	6	12	18	18	—	—	—
— P3 contract	2021	48	86	134	48	80	—	6
Natural Resource Permitting Project [9]	2019	87	—	87	87	—	—	—
Stanley New Fountain Hotel (Affordable Rental Housing)	2021	10	53	63	20	—	—	43
6585 Sussex Ave (Affordable Rental Housing)	2021	11	64	75	43	—	—	32
Clark & 1st Ave (Affordable Rental Housing)	2023	1	99	100	67	—	—	33
Nanaimo Correctional Centre Replacement	2023	1	156	157	157	—	—	—
Total other		164	470	634	440	80	—	114
Total taxpayer-supported		4,863	14,655	19,518	13,302	1,060	1,894	3,262

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Table 1.10 Capital Expenditure Projects Greater Than $50 million 1 (continued)

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	June 30, 2019	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Power generation and transmission
BC Hydro
— Hugh Keenleyside spillway gate reliability upgrade [2]	2015	114	—	114	114	—	—	—
— Dawson Creek/Chetwynd area transmission [2]	2015	294	2	296	296	—	—	—
— Ruskin Dam safety and powerhouse upgrade [2]	2018	625	17	642	642	—	—	—
— Kamloops substation [2]	2018	50	2	52	52	—	—	—
— W.A.C. Bennett Dam riprap upgrade project [2]	2018	118	1	119	119	—	—	—
— Horne Payne substation upgrade project [2]	2019	66	7	73	73	—	—	—
— John Hart generating station replacement [2]	2019	961	24	985	985	—	—	—
— Cheakamus unit 1 and 2 generator replacement	2019	59	15	74	74	—	—	—
— South Fraser transmission relocation project [10]	TBD	30	46	76	76	—	—	—
— Bridge River 2 units 5 and 6 upgrade project	2019	65	21	86	86	—	—	—
— Downtown Vancouver Electricity Supply: West End strategic property purchase	2020	67	14	81	81	—	—	—
— Fort St. John and Taylor Electric Supply	2020	36	17	53	53	—	—	—
— Supply Chain Applications project	2020	39	29	68	68	—	—	—
— UBC load increase stage 2 project	2021	21	34	55	55	—	—	—
— Peace Region Electricity Supply project	2021	81	204	285	285	—	—	—
— LNG Canada load interconnection project	2021	13	69	82	58	—	—	24
— Bridge River 2 units 7 and 8 upgrade project	2021	8	78	86	86	—	—	—
— Wahleach generator refurbishment project	2021	8	43	51	51	—	—	—
— Mica replace units 1-4 transformers project	2022	15	67	82	82	—	—	—
— G.M. Shrum G1-G10 control system upgrade	2022	36	39	75	75	—	—	—
— Mount Lehman substation expansion project	2022	4	55	59	59	—	—	—
— Capilano substation upgrade project	2024	4	83	87	87	—	—	—
— Site C project	2024	3,817	6,883	10,700	10,700	—	—	—
Columbia Basin power projects
— Waneta Dam power expansion — purchase of 51% interest [11]	2019	991	—	991	991	—	—	—
Total power generation and transmission		7,522	7,750	15,272	15,248	—	—	24
Other self-supported
Liquor Distribution Branch Warehouse	2020	43	6	49	49	—	—	—

Total self-supported		7,565	7,756	15,321	15,297	—	—	24
Total $50 million projects		12,428	22,411	34,839	28,599	1,060	1,894	3,286

1     Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

2     Assets have been put into service and only trailing costs remain.

3     The Seismic Mitigation Program consists of all spending to date on Phase 2 of the program and may include spending on projects greater than $50 million included in the table above.

4     Simon Fraser University and private donors will contribute $26 million toward the project, and the university is also contributing land valued at $10 million.

5     The concept plan for the Phase 2 of the Burnaby Hospital Redevelopment has been approved. Financial information will be added to this table upon Business Case approval.

6     The project and estimated budget are currently under review.

7     Pattullo Bridge forecasted to open to the public in 2023 with the old bridge decommissioning to follow. Forecasted amount reflects total expenditures including capitalized and expensed items. This amount may change once contracts are finalized.

8     Kicking Horse Canyon Project costs exclude $11 million of past planning costs which are expensed.

9     The Ministry spent $87.0 million in developing a number of information systems under the Natural Resource Permitting Project. The Ministry subsequently wrote down $22.6 million of these costs as at March 31, 2019. The project is now completed with several systems in production being used by the natural resource ministries.

10  Construction work on the South Fraser transmission relocation project is currently suspended pending the government’s review of the George Massey Tunnel replacement.

11  Columbia Basin Trust and Columbia Power Corporation purchase of the Waneta Expansion asset for $991 million.

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Table 1.11 2019/20 Provincial Debt 1

	Year-to-Date to June 30				Full Year
	2019/20			Actual	2019/20			Actual
($ millions)	Budget	Actual	Variance	2018/19	Budget	Forecast	Variance	2018/19
Taxpayer-supported debt
Provincial government operating	—	—	—	547	—	—	—	—
Other taxpayer-supported debt (mainly capital)
Education [2]
Post-secondary institutions	5,461	5,377	(84)	5,386	5,519	5,558	39	5,370
School districts	8,992	8,903	(89)	8,953	8,709	9,017	308	8,904
	14,453	14,280	(173)	14,339	14,228	14,575	347	14,274
Health [2]	7,975	8,087	112	7,958	7,918	8,208	290	7,968
Highways and public transit
BC Transit	86	71	(15)	82	122	102	(20)	73
BC Transportation Financing Authority	11,635	11,492	(143)	10,610	13,143	12,588	(555)	11,293
Port Mann Bridge	3,508	3,510	2	3,508	3,508	3,510	2	3,510
Public transit	1,000	870	(130)	1,000	1,000	870	(130)	870
SkyTrain extension	1,174	1,021	(153)	1,174	1,174	1,021	(153)	1,021
	17,403	16,964	(439)	16,374	18,947	18,091	(856)	16,767
Other
BC Immigrant Investment Fund	77	69	(8)	141	36	49	13	70
BC Pavilion Corporation	386	370	(16)	372	393	378	(15)	371
Provincial government general capital	3,195	2,363	(832)	2,756	3,639	2,896	(743)	2,363
Social housing [3]	909	841	(68)	864	1,196	1,240	44	844
Other [4]	27	47	20	40	27	29	2	24
	4,594	3,690	(904)	4,173	5,291	4,592	(699)	3,672
Total other taxpayer-supported	44,425	43,021	(1,404)	42,844	46,384	45,466	(918)	42,681
Total taxpayer-supported debt	44,425	43,021	(1,404)	43,391	46,384	45,466	(918)	42,681
Self-supported debt
Commercial Crown corporations
BC Hydro	22,368	22,392	24	20,593	23,386	23,218	(168)	22,064
BC Lotteries	139	80	(59)	120	167	106	(61)	100
Columbia Power Corporation	276	276	—	281	276	277	1	282
Columbia Basin power projects [5]	1,413	1,404	(9)	425	1,391	1,337	(54)	418
Post-secondary institutions’ subsidiaries	418	388	(30)	418	418	387	(31)	387
Other	28	30	2	30	26	29	3	30
Total self-supported debt	24,642	24,570	(72)	21,867	25,664	25,354	(310)	23,281
Forecast allowance	—	—	—	—	500	500	—	—
Total provincial debt	69,067	67,591	(1,476)	65,258	72,548	71,320	(1,228)	65,962

1     Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2     Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges, health authorities and hospital societies (SUCH), and debt directly incurred by these entities.

3     Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

4     Includes service delivery agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs and loan guarantee provisions.

5     Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

FIRST QUARTERLY REPORT 2019/20

UPDATED 2019/20 FINANCIAL FORECAST

Table 1.12 2019/20 Statement of Financial Position

	Actual	Year-to-Date	Forecast
	March 31,	June 30,	March 31,
($ millions)	2019	2019	2020
Financial assets
Cash and temporary investments	3,029	3,444	2,976
Other financial assets	12,524	12,693	12,853
Sinking funds	752	748	665
Investments in commercial Crown corporations:
Retained earnings	5,717	7,338	7,368
Recoverable capital loans	22,547	23,864	24,583
	28,264	31,202	31,951
	44,569	48,087	48,445
Liabilities
Accounts payable and accrued liabilities	10,435	10,395	10,875
Deferred revenue	10,404	10,506	11,206
Debt:
Taxpayer-supported debt	42,681	43,021	45,466
Self-supported debt	23,281	24,570	25,354
Forecast allowance	—	—	500
Total provincial debt	65,962	67,591	71,320
Add: debt offset by sinking funds	752	748	665
Less: guarantees and non-guaranteed debt	(850)	(851)	(827)
Financial statement debt	65,864	67,488	71,158
	86,703	88,389	93,239
Net liabilities	(42,134)	(40,302)	(44,794)
Capital and other non-financial assets
Tangible capital assets	47,830	48,046	51,123
Other non-financial assets	2,886	2,862	2,490
	50,716	50,908	53,613
Accumulated surplus	8,582	10,606	8,819

Changes in Financial Position

	Year-to-Date	Forecast
	June 30,	March 31,
($ millions)	2019	2020

(Surplus) deficit for the period	(1,253)	(179)
Comprehensive income (increase) decrease	(771)	(58)
(Increase) decrease in accumulated surplus	(2,024)	(237)

Capital and other non-financial asset changes:
Taxpayer-supported capital investments	769	5,776
Less: amortization and other accounting changes	(553)	(2,483)
Increase in net capital assets	216	3,293
Increase (decrease) in other non-financial assets	(24)	(396)
Increase in capital and other non-financial assets	192	2,897

Increase (decrease) in net liabilities	(1,832)	2,660

Investment and working capital changes:
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	1,621	1,651
Self-supported capital investments	664	4,282
Less: loan repayments and other accounting changes	653	(2,246)
Increase (decrease) in investment in commercial Crown corporations	2,938	3,687
Increase (decrease) in cash and temporary investments	415	(53)
Other working capital changes	103	(1,000)
Increase in Investment and working capital	3,456	2,634

Increase (decrease) in financial statement debt	1,624	5,294
(Increase) decrease in sinking fund debt	4	87
Increase (decrease) in guarantees and non-guaranteed debt	1	(23)
Increase (decrease) in total provincial debt	1,629	5,358

FIRST QUARTERLY REPORT 2019/20

PART 2 | ECONOMIC REVIEW AND OUTLOOK1

Summary

The Ministry of Finance (Ministry) estimates that British Columbia’s economy grew by 2.2 per cent in 2018. The Ministry forecasts economic growth of 1.7 per cent in 2019 and 1.9 per cent in 2020. Over the medium-term, economic growth in B.C. is expected to average 2.0 per cent annually during the 2021 to 2023 period. These projections are prudent relative to the current private sector outlook for B.C.

The Ministry’s forecast for B.C. real GDP growth is 0.2 percentage points lower than the current average outlook of six private sector forecasters (a subset of the Economic Forecast Council) for 2019 and 0.5 percentage points lower for 2020, in recognition of various downside risks to the economic outlook. This differential is one of the levels of prudence built into the fiscal plan.

Chart 2.1 Ministry’s Outlook for B.C. Prudent Compared to Private Sector

The main downside risks to B.C.’s economic outlook include uncertainty regarding global trade policies and escalating tensions, weakening global economic activity, lower commodity prices, as well as slower domestic economic growth.

British Columbia Economic Activity and Outlook

B.C.’s economic growth is expected to moderate somewhat this year and next, following estimated growth of 2.2 per cent in 2018. The Ministry now forecasts B.C. real GDP to grow by 1.7 per cent in 2019 and by 1.9 per cent in 2020, down from Budget 2019 growth projections of 2.4 per cent and 2.3 per cent, respectively.

The Ministry’s lower forecast of economic growth in 2019 largely reflects a decline in export activity, slower growth in retail sales and, to a lesser extent, weaker than anticipated home sales. Meanwhile, year-to-date data for B.C. employment and housing starts indicate stronger growth than projected earlier this year.

1     Reflects information available as of August 21, 2019, unless otherwise indicated.

First Quarterly Report 2019/20

ECONOMIC REVIEW AND OUTLOOK

Table 2.1 British Columbia Economic Indicators

			Year-to-Date
	Jan. to Mar. 2019	Apr. to Jun. 2019	Jan. to Jun. 2019
	change from	change from	change from
All data seasonally adjusted	Oct. to Dec. 2018	Jan. to Mar. 2019	Jan. to Jun. 2018
		Per cent change
Employment	+0.8	+0.9	+3.4
Manufacturing shipments	+0.1	+1.3	-0.1
Exports	-2.3	-2.1	-2.2
Retail sales [1]	+0.9	-0.3	+0.9
Housing starts	-5.0	+45.3	+15.6
Non-residential building permits	-11.5	-2.2	+47.5

1 Data to May

Looking further ahead, the Ministry’s forecast of 1.9 per cent growth in 2020 incorporates revised external assumptions for weaker global activity and commodity prices, which translate into slower projected growth for B.C.’s real exports of goods and services. Residential construction activity is expected to moderate, while household consumption growth is expected to improve somewhat alongside lower interest rates over the forecast horizon. In addition, solid growth in business and government investment is expected to bolster overall economic growth.

An average of six private sector forecasters2 estimates that B.C. experienced the third strongest growth in real GDP among provinces in 2018. These private sector forecasters expect B.C.’s economy to rank among the top performers for provincial economic growth in 2019 and to lead economic growth in 2020.

Labour Market

Labour market activity in the province continues to be a source of strength. So far this year, B.C. ranked first among provinces in both employment growth and labour force growth. In addition, B.C. has maintained the lowest provincial unemployment rate for nearly two consecutive years, reflecting a robust labour market. On a year-to-date basis, B.C. employment advanced by 3.5 per cent compared to the January to July period of 2018. This translates into a net gain of around 86,000 new jobs, with full-time employment accounting for over half of these gains.

Year-to-date employment gains were led by increases in the professional, scientific and technical services sector (+18,200 jobs); the business, building and other support services sector (+17,300 jobs); and the trade sector (+15,500 jobs). By comparison, decreases were concentrated in the health care and social assistance sector (-8,300 jobs); the manufacturing sector (-8,000 jobs); and the forestry, fishing, mining, oil and gas sector (-2,700 jobs) compared to the January to July period of 2018.

2              A subset of the Economic Forecast Council that regularly forecasts economic performance in all provinces (BMO, CIBC, National Bank, RBC, Scotiabank and TD), as of August 21, 2019.

FIRST QUARTERLY REPORT 2019/20

ECONOMIC REVIEW AND OUTLOOK

Chart 2.2 B.C. Employment

B.C.’s monthly unemployment rate continued to trend well below the national average and has ranked the lowest among provinces since August 2017. Year-to-date to July 2019, B.C.’s unemployment rate averaged 4.5 per cent, which is 0.4 percentage points below its average during the same period of last year. Meanwhile, the size of B.C.’s labour force grew by 3.1 per cent on a year-to-date basis, following modest growth in 2018. An increase in available workers provides some offset to hiring challenges associated with B.C.’s persistently high job vacancy rate, while tight labour market conditions generally support wage growth. So far this year, B.C.’s average weekly wage rate increased by 0.5 per cent compared to the first seven months of 2018, building on annual growth of 4.1 per cent observed in 2018.

Outlook

The Ministry forecasts employment in B.C. to increase by 2.6 per cent in 2019 (or by approximately 64,800 jobs), followed by annual growth of 1.0 per cent in 2020. The province’s unemployment rate is expected to average 4.8 per cent in 2019 and 5.0 per cent in 2020, before rising to average 5.3 per cent over the medium-term.

First Quarterly Report 2019/20

ECONOMIC REVIEW AND OUTLOOK

Consumer Spending and Housing

B.C.’s nominal retail sales rose by 0.9 per cent year-to-date to May 2019 compared to the same period of last year. This largely reflects a decline in housing-related spending at building material and garden equipment and supplies stores (-3.2 per cent) and at motor vehicle and parts dealers (-2.6 per cent) relative to the first five months of 2018. This was partially offset by year-to-date gains in sales at general merchandise stores (+5.5 per cent), at food and beverage stores (+3.7 per cent) and at gasoline stations (+2.6 per cent).

Chart 2.3 B.C. Retail Sales

B.C. housing markets are adjusting to past increases in interest rates and to various provincial and federal measures. Overall, B.C. MLS home sales decreased by 16.1 per cent year-to-date to July 2019 compared to the same period of 2018. At the regional level, notable sales declines were observed in the higher priced Greater Vancouver market, where home sales fell by 21.5 per cent compared to the first seven months of 2018.

Chart 2.4 B.C. Home Sales and Price

FIRST QUARTERLY REPORT 2019/20

ECONOMIC REVIEW AND OUTLOOK

An increase in the inventory of homes available for sale and a shift in the composition of sales contributed to a decline in the B.C. average home sale price, which decreased by 5.6 per cent year-to-date to July 2019 compared to the same period of 2018. Meanwhile, declining trends were observed in the MLS benchmark price across all dwelling types in Greater Vancouver on a year-to-date basis.

Chart 2.5 Greater Vancouver HPI Benchmark Price

Momentum in new home construction in B.C. continued through the first half of 2019, with a boost from expedited multiple-unit construction activity in advance of development cost increases in Vancouver. By contrast, single-unit housing starts eased compared to the first half of 2018. Overall, B.C. housing starts increased by 16.8 per cent compared to the January to July period of 2018, to average around 48,700 annualized units. Meanwhile, the value of residential building permits, a leading indicator of new home construction, increased by 0.2 per cent year-to-date to June 2019.

Chart 2.6 B.C. Housing Starts

FIRST QUARTERLY REPORT 2019/20

ECONOMIC REVIEW AND OUTLOOK

Outlook

The Ministry forecasts real household consumption of goods and services to increase by 1.0 per cent in 2019, following estimated growth of 2.3 per cent in 2018. Looking ahead, real household consumption is expected to increase by 2.7 per cent on average over the forecast period from 2020 to 2023, supported by low interest rates and steady employment growth.

The Ministry expects nominal retail sales to rise by 1.0 per cent in 2019 and then increase to 3.8 per cent growth annually from 2020 to 2023.

The Ministry forecasts the total value of home sales to decrease by 17.2 per cent in 2019 then grow by 4.0 per cent in 2020 before rising to average around 7.0 per cent growth annually in the medium-term. Meanwhile, the average home sale price in B.C. is expected to increase moderately over the forecast horizon.

The Ministry expects B.C. housing starts to total 39,800 units in 2019, higher than forecast in Budget 2019. In 2020, housing starts are forecast to total approximately 31,500 units, followed by an annual average of about 30,700 units over the medium-term.

Business and Government

Real business investment increased by an estimated 5.8 per cent in 2018, led by gains in both residential investment and non-residential investment, along with steady growth in investment in machinery and equipment.

Non-residential construction strengthened through the first half of this year. The total value of non-residential building permits rose by 47.5 per cent year-to-date to June 2019 compared to the same period of 2018. Significant growth was observed in permit issuance for institutional and governmental building (+75.6 per cent) and commercial building (+47.9 per cent) relative to the first half of 2018. The value of permit issuance for industrial building (+12.4 per cent) also advanced on a year-to-date basis.

The Ministry estimates that real government investment increased by 6.9 per cent in 2018, while expenditure on goods and services by all levels of government rose by 4.1 per cent in 2018.

Outlook

Real business investment is projected to grow by 10.2 per cent in 2019, with gains expected in the residential, non-residential, and machinery and equipment segments. Looking further ahead, real business investment is forecast to grow by 4.7 per cent in 2020 and average approximately 3.1 per cent growth annually in the medium-term.

Real expenditure on goods and services by all levels of government is forecast to increase by 2.1 per cent in 2019 and by 0.1 per cent in 2020 before averaging around 1.4 per cent growth annually in the medium-term.

Following estimated growth of 3.5 per cent in 2018, the Ministry expects the net operating surplus of corporations (an approximation of corporate profits) to decrease by 1.9 per cent in 2019, largely reflecting slower growth in exports and retail sales. In 2020, the net operating surplus of corporations is forecast to increase by 1.6 per cent and to average 3.1 per cent growth annually in the 2021 to 2023 period.

FIRST QUARTERLY REPORT 2019/20

ECONOMIC REVIEW AND OUTLOOK

External Trade and Commodity Markets

During the January to June period of 2019, the value of B.C. merchandise exports decreased by 2.2 per cent compared to the same period of 2018. On a year-to-date basis, significant declines were observed in exports of metal and non-metallic mineral products (-19.7 per cent) and forestry products and building and packaging materials (-13.0 per cent), reflecting a combination of weaker global demand, lower commodity prices and supply constraints in the forestry sector. Meanwhile, increased exports of consumer goods (+11.5 per cent); farm, fishing and intermediate food products (+7.9 per cent); and energy products (+6.5 per cent) offset some of the weakness in exports during first half of 2019.

Chart 2.7 B.C. Exports

During the January to June period of 2019, merchandise exports to the U.S. decreased by 1.6 per cent and exports to non-U.S. destinations declined by 2.8 per cent. In both cases, declines were largely due to decreases in exports of forestry products and building and packaging materials and metals and non-metallic mineral products compared to the first six months of 2018.

B.C.’s manufacturing shipments decreased by 0.1 per cent year-to-date to June 2019 compared to the same period of 2018, as declines in shipments of wood products (-20.3 per cent), primary metals (-10.6 per cent) and paper products (-7.2 per cent) offset solid gains in shipments of fabricated metal products (+24.8 per cent), food products (+7.4 per cent) and machinery (+7.1 per cent).

So far in 2019, global trade policy concerns and slower global economic activity have weighed on many key commodity prices. Most notably, the price of Western spruce-pine-fir (SPF) 2x4 lumber averaged $367 US/000 board feet during the January to July period of 2019, down by 35.4 per cent from the same period of last year. Meanwhile, the price of pulp averaged $1,050 US/tonne, down by 9.1 per cent compared to the first seven months of 2018.

FIRST QUARTERLY REPORT 2019/20

ECONOMIC REVIEW AND OUTLOOK

Prices for oil and natural gas have been volatile in recent months. Since reaching a high of $66.24 US/barrel in late April 2019, the West Texas Intermediate (WTI) oil price has softened in response to concerns over weaker global demand. During the January to July period of 2019 the WTI daily oil price averaged $57.39 US/barrel, down by 13.5 per cent compared to the same period of 2018. Meanwhile, the plant inlet price of natural gas averaged $0.95 C/GJ year-to-date to June 2019, up by 38.3 per cent from the same period of 2018. However, the price of natural gas has steadily decreased in recent months, falling back to a near-record low of just $0.35 C/GJ in June 2019.

Metal and mineral prices experienced broad-based declines through the first seven months of 2019, as reduced global demand weighed on prices relative to the same period of last year. In particular, prices for copper, lead and zinc recorded significant declines compared to the January to July period of 2018, while silver and metallurgical coal experienced smaller declines. By contrast, prices for molybdenum and gold increased compared to the first seven months of 2018.

Outlook

Following an estimated gain of 2.3 per cent in 2018, real exports of goods and services are forecast to decrease by 1.5 per cent in 2019, given the environment of ongoing trade disputes and weaker global demand observed through the first half of this year. The pace of real export growth is projected to gradually improve to 0.4 per cent growth in 2020 and to average around 1.6 per cent growth annually over the medium-term.

The price of lumber is forecast to average $368 US/000 board feet in 2019 and $373 US/000 board feet in 2020, before easing to average $350 US/000 board feet in 2021 and beyond. The plant inlet price for natural gas is expected to average $0.39 C/GJ in 2019/20, $0.62 C/GJ in 2020/21, and $0.81 C/GJ in 2021/22. The outlook is subject to considerable uncertainty, as commodity prices can be volatile.

Demographics

B.C.’s population on April 1, 2019 was 5.03 million people, up 1.4 per cent from the same date in 2018. On a net basis, during the January to March period of 2019, the province welcomed 13,903 new residents, an increase of 5.0 per cent compared to the same period of 2018. Over 90 per cent of these new migrants relocated to B.C. from other countries. Meanwhile, net interprovincial migration totalled 1,008 people, partially reversing two consecutive quarters of net outflow of migrants from B.C. to other provinces.

Outlook

The forecast calls for B.C.’s July 1st population to increase by 1.2 per cent in 2019, with steady population growth of 1.2 per cent expected to continue annually over the forecast period.

Total net migration of about 52,600 persons is expected in 2019, with roughly 85 per cent arriving from international sources. Net migration of about 56,000 persons is projected for 2020, before averaging roughly 59,900 persons annually over the 2021 to 2023 period.

FIRST QUARTERLY REPORT 2019/20

ECONOMIC REVIEW AND OUTLOOK

Inflation

The annual rate of B.C.’s consumer price inflation continued to track above the national average, reflecting broad-based increases in consumer prices across segments. Year-to-date to July 2019, consumer prices rose by 2.5 per cent, boosted by increases in prices for food items and transportation compared to the same period of 2018, while price declines for gasoline partially offset the overall rise in inflation. The rate of inflation in B.C. has eased recently, largely reflecting lower energy prices, particularly for gasoline.

Chart 2.8 B.C. Inflation

Outlook

Consumer price inflation in B.C. is forecast to be 2.5 per cent in 2019 before slowing to average 2.0 per cent annually from 2020 to 2023. For Canada, the annual rate of inflation is assumed to be 2.1 per cent in both 2019 and 2020. The national inflation rate is forecast to average 2.0 per cent (the Bank of Canada’s inflation target) over the medium-term.

FIRST QUARTERLY REPORT 2019/20

ECONOMIC REVIEW AND OUTLOOK

Risks to the Economic Outlook

Downside risks to B.C.’s economic outlook include the following:

•             uncertainty regarding global trade policies, escalating global trade tensions including additional tariffs, and broader economic challenges in Asia, Europe and the UK;

•             weakening global economic activity, with slowing growth in Asia and other regions, resulting in reduced demand for B.C.’s commodity exports;

•             higher volatility in international foreign exchange, stock and bond markets;

•             lower commodity prices, particularly for lumber, pulp and coal;

•             slower growth in domestic residential investment and household consumption; and

•             timing of investment and hiring related to the LNG Canada project.

External Outlook

Escalating trade tensions and rising economic uncertainty are clouding the global economic outlook. Several central banks have recently lowered their key interest rates in anticipation of slower global growth. Meanwhile, additional fiscal stimulus has been implemented in China. Japan’s economy continues to face challenges including persistent low growth and weak foreign demand ahead of a sales tax increase planned for October 2019. Economic growth in the euro zone has slowed, prompting the European Central Bank to consider further stimulus measures.

United States

The U.S. economy grew at an annualized pace of 2.1 per cent in the April to June quarter of 2019 following 3.1 per cent growth in the January to March quarter. The deceleration in quarterly real GDP growth reflects a decline in exports and weaker residential and non-residential investment, which partially offset steady growth in consumer and government spending compared to the previous quarter.

Chart 2.9 U.S. Economic Growth

FIRST QUARTERLY REPORT 2019/20

ECONOMIC REVIEW AND OUTLOOK

U.S. employment advanced through the first seven months of 2019, with around 165,100 jobs created on average each month. Year-to-date to July 2019, U.S. employment rose by 1.7 per cent compared to the same period of 2018. The U.S. unemployment rate averaged 3.7 per cent year-to-date to July, down 0.3 percentage points compared to the first seven months of last year. Meanwhile, the U.S. labour force participation rate averaged 63.0 per cent year-to-date to July 2019, relatively unchanged compared to the same period of 2018.

The pace of U.S. home building activity has been relatively flat this year. U.S. housing starts averaged 1.23 million annualized units year-to-date to July 2019, down by 3.6 per cent compared to the same period of 2018. Similarly, residential building permits decreased by 4.2 per cent compared to the January to July period of 2018. U.S. home sales activity has been mixed during the first half of this year. New home sales advanced by 2.4 per cent year-to-date to June 2019 and existing home sales declined by 3.2 per cent compared to the first seven months of 2018. Moreover, a divergent trend between median prices for new and existing homes continued during this period. New home prices decreased by 2.4 per cent year-to-date to June 2019 and existing home prices rose by 4.1 per cent compared to the January to July period of 2018.

Chart 2.10 U.S. Housing Starts

U.S. nominal retail sales increased by 3.1 per cent year-to-date to July 2019 compared to the same period last year. Meanwhile, U.S. consumer confidence remained high, supported by a combination of tight labour market conditions, strong wage growth and low debt servicing costs. The Conference Board’s index of consumer confidence averaged 128.3 year-to-date to July, improving on last year’s average of 127.2 during the first seven months of 2018.

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ECONOMIC REVIEW AND OUTLOOK

Outlook

Consensus Economics (Consensus) forecasters have lowered their near-term projections for U.S. economic growth. The August 2019 Consensus survey forecasts 2.3 per cent U.S. real GDP growth in 2019, down from previous projections (see Chart 2.11). For 2020, the Consensus forecasts U.S. economic growth to slow to 1.9 per cent.

Chart 2.11 Consensus Outlook for the U.S. in 2019

Rising concerns about the potential escalation of restrictive U.S. trade policy continues to cloud the outlook. In recognition of this uncertainty, the Ministry’s assumptions for U.S. growth are lower than the August 2019 Consensus. The Ministry assumes that U.S. real GDP will advance by 2.2 per cent in 2019 before slowing to 1.7 per cent growth in 2020 and beyond.

Table 2.2 U.S. Real GDP Forecast: Consensus versus B.C. Ministry of Finance

	2019	2020
	Per cent change in real GDP
B.C. Ministry of Finance	2.2	1.7
Consensus Economics (August 2019)	2.3	1.9

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ECONOMIC REVIEW AND OUTLOOK

Canada

Canada’s economy advanced by an annualized 0.4 per cent in the January to March quarter of 2019, following 0.3 per cent annualized growth in the October to December quarter of 2018. In the first three months of 2019, economic growth was driven by increases in household spending and business investment compared to the final quarter of 2018. Meanwhile, a pullback in exports and a continued decline in housing investment partially offset overall growth.

Chart 2.12 Canadian Economic Growth

Canadian employment increased by 2.1 per cent year-to-date to July 2019 alongside a persistently low unemployment rate, which averaged 5.7 per cent during the first seven months of this year. Beyond the labour market, domestic economic activity has been somewhat modest so far this year. Canadian housing starts averaged 208,100 annualized units, down by 4.7 per cent compared to the first seven months of 2018. Meanwhile, home sales rose by 2.7 per cent year-to-date to July 2019 and the national average home sale price decreased by 0.5 per cent compared to the same period of 2018. Canadian nominal retail sales rose by 2.1 per cent year-to-date to May 2019, notably slower than the pace observed in recent years.

The value of Canadian merchandise exports increased by 3.3 per cent year-to-date to June 2019, while shipments of Canadian manufactured goods advanced by 2.0 per cent compared to the same period of 2018.

Outlook

The August 2019 Consensus forecasts Canadian real GDP to grow by 1.4 per cent in 2019 and by 1.7 per cent in 2020.

Table 2.3 Canadian Real GDP Forecast: Consensus versus B.C. Ministry of Finance

	2019	2020
	Per cent change in real GDP
B.C. Ministry of Finance	1.2	1.4
Consensus Economics (August 2019)	1.4	1.7

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ECONOMIC REVIEW AND OUTLOOK

The Canadian economic outlook is clouded by escalating global trade tensions and uncertainty around Canada-U.S. trade policy (particularly regarding tariffs and renegotiations related to the softwood lumber dispute and outstanding ratification of the Canada-United States-Mexico Agreement). In addition, Canada’s economy faces risks related to energy sector investment and domestic housing construction. Accordingly, the Ministry’s outlook is lower than the Consensus and assumes that the Canadian economy will expand by 1.2 per cent in 2019, followed by 1.4 per cent growth in 2020 and 1.6 per cent growth annually over the medium-term.

Chart 2.13 Consensus Outlook for Canada in 2019

Asia

Despite announcing a variety of fiscal stimulus measures since July 2018, China’s economy slowed through the first half of this year. Year-over-year growth for China real GDP fell to 6.2 per cent in the second quarter of 2019, down from 6.4 per cent growth in the previous quarter. The recent deceleration in economic activity primarily reflects weaker exports and a slowdown in investment. In comparison, consumer spending lent support to overall growth, boosted by a strong labour market, accommodative financial conditions and current fiscal stimulus.

Japan’s economy expanded by an annualized rate of 1.8 per cent in the April to June quarter of 2019, slowing from 2.8 per cent annualized growth in the previous quarter. Consumer spending and business investment contributed to overall growth in the second quarter of 2019, ahead of the consumption tax increase scheduled for October 2019. Meanwhile, Japan’s exports contracted in the second quarter, reflecting ongoing struggles in the country’s trade and manufacturing sector relating to weak foreign demand, particularly from China and other Asian markets. Monetary policy in Japan remains highly accommodative in recognition of persistently low inflation, weak historical growth and ongoing risks to the economic outlook.

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Outlook

The August 2019 Consensus forecasts China’s real GDP to grow by 6.2 per cent in 2019 and 6.0 per cent in 2020. Rising trade tensions and the implementation of structural reforms may further constrain China’s economic growth going forward. As such, the Ministry assumes that China’s economy will expand by 6.0 per cent in 2019 and by 5.8 per cent annually over the 2020 to 2023 period.

The August 2019 Consensus forecasts Japan real GDP to grow by 0.9 per cent in 2019 and by 0.3 per cent in 2020. In recognition of both foreign and domestic challenges to Japan’s economy, the Ministry assumes that Japan’s real GDP will increase by 0.5 per cent in 2019 and by 0.1 per cent in 2020. Looking beyond, Japan’s economy is forecast to average around 0.6 per cent growth over the medium-term.

Europe

Economic activity in the euro zone remains muted. Euro zone real GDP increased by an annualized 0.8 per cent in the second quarter of 2019, down from 1.8 per cent annualized growth in the previous quarter. Heightened uncertainty continued to weigh on trade and manufacturing activity in the region. Meanwhile, steady employment supported household income and consumer spending.

Monetary policy in the euro zone remains highly accommodative. On July 25, 2019 the European Central Bank reiterated that its key interest rates would likely remain at their present or lower levels at least through the first half of 2020 in order to provide supportive conditions for expansion in the euro area. Meanwhile, measures of underlying inflation in the region remain subdued.

The UK economy contracted by an annualized 0.8 per cent in the April to June quarter of 2019, following annualized growth of 2.0 per cent in the January to March quarter. Weakness in the manufacturing sector largely contributed to the overall contraction in the April to June quarter, following a temporary build up of inventories in anticipation of a March Brexit date. Britain’s exit from the European Union has since been deferred to October 31, 2019. Growing uncertainty about the timing and effect of Brexit continues to weigh on business confidence and cloud the economic outlook.

Outlook

The August 2019 Consensus forecasts the euro zone economy to expand by 1.1 per cent in 2019 and by 1.2 per cent in 2020. The euro zone economy faces significant challenges including elevated sovereign debt and the UK’s exit from the European Union. Therefore, the Ministry assumes that the euro zone’s economy will grow by 0.9 per cent in 2019, by 1.0 per cent in 2020, and average around 1.3 per cent growth annually over the medium-term.

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Financial Markets

Interest Rates

Growing concern about escalating trade tensions and slowing global growth have prompted many central banks to consider more accommodative monetary policy. On July 31, 2019, the US Federal Reserve lowered the target range for its key interest rate by a quarter of a percentage point to 2.00-2.25 per cent, reflecting the Federal Reserve’s concerns about the global economy alongside muted U.S. inflation pressures. The move marked the first reduction to the target range since December 2008.

Chart 2.14 Interest Rate Forecasts

By comparison, on July 10, 2019, the Bank of Canada maintained its target for the overnight interest rate at 1.75 per cent, unchanged since the bank implemented a rate increase in October 2018. However, Canada’s central bank indicated that persistent trade tensions have clouded the global economic outlook, and cautioned that the potential for an escalation of trade conflicts poses a significant downside risk to the Canadian and global economies. Meanwhile, consumer interest rates have edged lower in recent months. For the first time since September 2016, the benchmark posted rate on a five-year fixed mortgage decreased, edging down from 5.34 per cent to 5.19 per cent in July 2019.

Table 2.4 Private Sector Canadian Interest Rate Forecasts

	3-month Treasury Bill		10-year Government Bond
Average annual interest rate (per cent)	2019	2020	2019	2020
BMO	1.7	1.7	1.6	1.7
CIBC	1.7	1.5	1.7	1.7
National Bank	1.7	1.8	1.7	2.0
RBC	1.7	1.4	1.7	1.7
Scotiabank	1.7	1.7	1.6	1.6
TD	1.7	1.7	1.6	1.8
Average (as of July 19, 2019)	1.7	1.6	1.6	1.7

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ECONOMIC REVIEW AND OUTLOOK

Outlook

The US Federal Reserve may implement further monetary policy easing later this year in an effort to sustain the U.S. economic expansion. Based on the average of six private sector forecasts as of July 19, 2019, the Ministry assumes the U.S. federal funds rate to average 2.3 per cent in 2019 and 2.0 per cent in 2020. By comparison, these analysts are forecasting the Bank of Canada’s overnight target rate to average 1.8 per cent in 2019 and 1.7 per cent in 2020.

The Canadian three-month treasury bill interest rate is expected to average 1.7 per cent in 2019 and 1.6 per cent in 2020, according to the same six private sector forecasters. Meanwhile, the ten-year Government of Canada bond rate is forecast at 1.6 per cent in 2019 and 1.7 per cent in 2020 on average.

Exchange Rate

The value of the Canadian dollar has generally depreciated relative to the US dollar since February 2018. The decline primarily reflects the broad-based appreciation of the U.S. dollar alongside concerns over global trade tensions, despite a modest rise in oil prices in recent months. Overall, the loonie averaged 75.2 US cents during the first seven months of 2019, down from the average of 78.0 US cents observed during the same period of 2018.

Chart 2.15 Private Sector Expectations for the Canadian Dollar

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ECONOMIC REVIEW AND OUTLOOK

Outlook

Based on the average of six private sector forecasts as of July 19, 2019, the Ministry assumes the Canadian dollar will average 75.9 US cents in 2019 and 76.6 US cents in 2020.

Table 2.5 Private Sector Exchange Rate Forecasts

Average annual exchange rate (US cents/Can $)	2019	2020
BMO	75.8	76.4
CIBC	75.7	75.6
National Bank	76.0	75.6
RBC	76.3	76.3
Scotiabank	75.9	78.8
TD	75.8	77.0
Average (as of July 19, 2019)	75.9	76.6

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ECONOMIC REVIEW AND OUTLOOK

Table 2.6.1 Gross Domestic Product (GDP): British Columbia

			Forecast
	2017	2018 [e]	2019	2020	2021	2022	2023
Gross Domestic Product at Market Prices:
– Real (chained 2012 $ billions)	256.9	262.4	266.8	272.0	277.5	283.1	288.8
(% change)	3.8	2.2	1.7	1.9	2.0	2.0	2.0
– Nominal (current prices, $ billions)	282.2	295.3	306.7	318.6	331.3	344.6	358.5
(% change)	6.9	4.6	3.8	3.9	4.0	4.0	4.0
– GDP price deflator (2012 = 100)	109.9	112.5	115.0	117.2	119.4	121.7	124.1
(% change)	3.0	2.4	2.1	1.9	1.9	2.0	2.0
Real GDP per person (chained 2012 $)	52,188	52,570	52,819	53,214	53,636	54,051	54,473
(% change)	2.5	0.7	0.5	0.7	0.8	0.8	0.8
Real GDP per employed person
(% change)	0.1	1.1	-0.9	1.0	1.0	1.0	1.0
Unit labour cost[1] (% change)	2.2	3.7	2.6	2.0	1.9	1.9	1.9

Components of Real GDP at Market Prices (chained 2012 $ billions)
Household expenditure on goods and services	169.0	172.8	174.5	179.2	184.0	188.9	194.1
(% change)	4.6	2.3	1.0	2.7	2.7	2.7	2.7
– Goods	68.6	68.7	67.9	69.3	70.8	72.4	74.0
(% change)	5.4	0.2	-1.2	2.0	2.2	2.2	2.2
– Services	100.5	104.1	106.6	109.9	113.1	116.5	120.0
(% change)	4.1	3.6	2.4	3.1	3.0	3.0	3.0
NPISH[2] expenditure on
goods and services	3.9	3.9	3.9	3.9	4.0	4.0	4.0
(% change)	-2.6	0.0	0.7	0.3	0.6	0.6	0.6
Government expenditure on
goods and services	45.5	47.4	48.4	48.4	49.1	49.8	50.5
(% change)	3.0	4.1	2.1	0.1	1.5	1.4	1.4
Investment in fixed capital	62.4	66.1	73.7	77.0	79.1	81.0	82.9
(% change)	9.2	5.9	11.6	4.5	2.7	2.4	2.4
Final domestic demand	280.8	290.3	300.9	309.0	316.6	324.1	332.0
(% change)	5.3	3.4	3.7	2.7	2.5	2.4	2.4
Exports of goods and services	97.5	99.8	98.3	98.7	100.2	101.8	103.6
(% change)	3.4	2.3	-1.5	0.4	1.5	1.7	1.7
Imports of goods and services	123.1	128.0	132.1	135.4	138.8	142.4	146.2
(% change)	8.0	4.0	3.2	2.5	2.5	2.6	2.7
Inventory change	1.7	0.5	0.1	0.1	0.0	0.0	0.0
Statistical discrepancy	-0.2	-0.2	-0.2	-0.2	-0.2	-0.2	-0.2
Real GDP at market prices	256.9	262.4	266.8	272.0	277.5	283.1	288.8
(% change)	3.8	2.2	1.7	1.9	2.0	2.0	2.0

1     Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.

2     Non-profit institutions serving households.

e      B.C. Ministry of Finance estimate.

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ECONOMIC REVIEW AND OUTLOOK

Table 2.6.2 Selected Nominal Income and Other Indicators: British Columbia

				Forecast
	2017	2018		2019	2020	2021	2022	2023
Compensation of employees[1] ($ millions)	135,668	143,670	[e]	149,828	155,829	161,978	168,312	174,985
(% change)	6.1	5.9		4.3	4.0	3.9	3.9	4.0
Household income ($ millions)	245,089	257,110	[e]	267,111	277,276	287,841	298,660	309,865
(% change)	6.8	4.9		3.9	3.8	3.8	3.8	3.8
Net operating surplus ($ millions)	35,742	36,978	[e]	36,269	36,832	37,862	39,091	40,372
(% change)	18.7	3.5		-1.9	1.6	2.8	3.2	3.3
Retail sales ($ millions)	84,291	85,954		86,775	90,064	93,459	96,987	100,681
(% change)	9.3	2.0		1.0	3.8	3.8	3.8	3.8
Housing starts (units)	43,664	40,857		39,800	31,497	31,017	30,520	30,486
(% change)	4.4	-6.4		-2.6	-20.9	-1.5	-1.6	-0.1
Residential sales ($ millions)	73,626	55,822		46,230	48,077	50,970	55,096	59,589
(% change)	-5.1	-24.2		-17.2	4.0	6.0	8.1	8.2
Consumer price index (2002 = 100)	125.0	128.4		131.6	134.2	136.9	139.5	142.3
(% change)	2.1	2.7		2.5	2.0	2.0	2.0	2.0

1     Domestic basis; wages, salaries and employers’ social contributions.

e      B.C. Ministry of Finance estimate.

Table 2.6.3 Labour Market Indicators: British Columbia

			Forecast
	2017	2018	2019	2020	2021	2022	2023
Population (thousands at July 1)	4,922	4,992	5,050	5,111	5,173	5,237	5,303
(% change)	1.3	1.4	1.2	1.2	1.2	1.2	1.2
Net migration (thousands)
– International[1,4]	48.6	57.1	44.6	45.9	47.0	46.7	50.1
– Interprovincial[4]	12.7	3.9	8.0	10.0	12.0	12.0	12.0
– Total	61.3	61.0	52.6	56.0	59.0	58.7	62.1
Labour force population[2] (thousands)	3,980	4,032	4,090	4,143	4,199	4,256	4,315
(% change)	1.2	1.3	1.4	1.3	1.3	1.4	1.4
Labour force (thousands)	2,601	2,617	2,686	2,720	2,754	2,783	2,811
(% change)	2.7	0.6	2.7	1.3	1.2	1.1	1.0
Participation rate[3] (%)	65.3	64.9	65.7	65.7	65.6	65.4	65.1
Employment (thousands)	2,467	2,494	2,558	2,583	2,608	2,635	2,661
(% change)	3.7	1.1	2.6	1.0	1.0	1.0	1.0
Unemployment rate (%)	5.1	4.7	4.8	5.0	5.3	5.3	5.3

1     International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

2     The civilian, non-institutionalized population 15 years of age and over.

3     Percentage of the labour force population in the labour force.

4     Components may not sum to total due to rounding.

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ECONOMIC REVIEW AND OUTLOOK

Table 2.6.4 Major Economic Assumptions

				Forecast
	2017	2018		2019	2020	2021	2022	2023
Real GDP
Canada (chained 2012 $ billions)	2,016	2,054		2,079	2,108	2,142	2,176	2,211
(% change)	3.0	1.9		1.2	1.4	1.6	1.6	1.6
U.S. (chained 2012 US$ billions)	18,108	18,638		19,048	19,372	19,701	20,036	20,377
(% change)	2.4	2.9		2.2	1.7	1.7	1.7	1.7
Japan (chained 2011 Yen trillions)	530	534		537	538	540	544	548
(% change)	1.9	0.8		0.5	0.1	0.5	0.7	0.7
China (constant 2010 US$ billions)	10,131	10,800		11,448	12,112	12,814	13,557	14,344
(% change)	6.8	6.6		6.0	5.8	5.8	5.8	5.8
Euro zone [1] (chained 2010 Euro billions)	10,377	10,574		10,669	10,776	10,905	11,047	11,191
(% change)	2.6	1.9		0.9	1.0	1.2	1.3	1.3

Industrial production index (% change)
U.S.	2.3	3.9		1.0	1.1	1.5	1.7	1.7
Japan	2.6	1.0		-1.0	0.2	0.5	0.7	0.7
China	6.5	6.3		5.3	5.0	5.0	5.0	5.0
Euro zone [1]	2.9	0.9		-0.1	1.0	1.0	1.3	1.3

Housing starts (thousands)
Canada	220	213		195	180	180	180	180
(% change)	11.0	-3.1		-8.4	-7.7	0.0	0.0	0.0
U.S.	1,203	1,250		1,230	1,250	1,280	1,300	1,300
(% change)	2.5	3.9		-1.6	1.6	2.4	1.6	0.0
Japan	965	942		900	870	880	880	880
(% change)	-0.3	-2.3		-4.5	-3.3	1.1	0.0	0.0

Consumer price index
Canada (2002 = 100)	130.4	133.4		136.2	139.1	141.8	144.7	147.6
(% change)	1.6	2.3		2.1	2.1	2.0	2.0	2.0

Canadian interest rates (%)
3-month treasury bills	0.71	1.40		1.66	1.61	1.88	2.38	2.88
10-year government bonds	1.79	2.26		1.64	1.75	2.13	2.69	3.56

United States interest rates (%)
3-month treasury bills	0.95	1.97		2.22	1.96	2.15	2.63	2.75
10-year government bonds	2.33	2.91		2.30	2.29	2.63	3.19	3.75

Exchange rate (US cents / Canadian $)	77.0	77.2		75.9	76.6	77.0	77.6	78.1
British Columbia goods and services
Export price deflator (% change)	5.2	3.0	[e]	2.1	2.4	3.0	3.0	3.0

1     Euro zone (19) is Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Portugal, Slovakia, Slovenia and Spain.

e      B.C. Ministry of Finance estimate.

FIRST QUARTERLY REPORT 2019/20

APPENDIX | FISCAL PLAN UPDATE

Table A1 Material Assumptions — Revenue

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2019/20	2019/20	2020/21	2021/22	2019/20 Sensitivities
Personal income tax *	11,055	10,970	11,522	12,038
Current calendar year assumptions
Household income growth	4.0%	3.9%	3.8%	3.8%	+/- 1 percentage point change in 2019 B.C. household income growth equals +/- $100 to $110 million
Compensation of employees growth	4.3%	4.3%	4.0%	3.9%
Tax base growth	3.9%	3.7%	3.8%	3.6%
Average tax yield	5.74%	5.74%	5.79%	5.84%
Current-year tax	10,603	10,559	11,064	11,569
Prior year’s tax assessments	485	485	495	505
Unapplied taxes	100	100	100	100
B.C. Tax Reduction	(165)	(165)	(168)	(171)
Non-refundable B.C. tax credits	(109)	(105)	(105)	(105)
Policy neutral elasticity **	1.2	1.2	1.2	1.2	+/- 0.5 change in 2019 B.C. policy neutral elasticity equals +/- $200 to $210 million
Fiscal year assumptions
Prior-year adjustment	—	(40)

2018 Tax-year	2018 Assumptions
Household income growth	4.8%	4.9%

+/- 1 percentage point change in 2018 B.C. household or taxable income growth equals +/- $120 to $130 million one-time effect (prior-year adjustment) and could result in an additional +/- $100 to $110 million base change in 2019/20

Tax base growth	5.3%	5.0%
Average 2018 tax yield	5.68%	5.69%
2018 tax	10,183	10,158
2017 & prior year’s tax assessments	475	475
Unapplied taxes	100	100
B.C. Tax Reduction	(161)	(161)
Non-refundable B.C. tax credits	(110)	(115)
Policy neutral elasticity **	1.2	1.1

* Reflects information as at August 21, 2019

** Per cent growth in current year tax revenue (excluding policy measures) relative to per cent growth in household income (calendar year).

Corporate income tax *	4,192	4,492	4,639	5,018
Components of revenue (fiscal year)
Instalments — subject to general rate	3,927	4,076	4,367	4,743
Instalments — subject to small business rate	281	262	283	303
Non-refundable B.C. tax credits	(112)	(98)	(108)	(114)
Advance instalments	4,096	4,240	4,542	4,932
International Business Activity Act refunds	(10)	(10)	—	—
Prior-year settlement payment	106	262	97	86
Current calendar year assumptions
National tax base ($ billions)	322.6	323.4	344.9	371.2	+/- 1% change in the 2019 national tax base equals +/- $40 to $50 million
B.C. instalment share of national tax base	14.5%	14.5%	14.1%	14.6%
Effective tax rates (general/small business)	12.0 / 2.0	12.0 / 2.0	12.0 / 2.0	12.0 / 2.0
Share of the B.C. tax base subject to small business rate	30.2%	28.5%	28.1%	27.8%	+/- 1 percentage point change in the 2019 small business share equals -/+ $40 to $50 million
B.C. tax base growth (post federal measures)	-3.9%	-5.2%	3.5%	4.6%
B.C. net operating surplus growth	0.3%	-1.9%	1.6%	2.8%

2018 Tax-year	2018 Assumptions
B.C. tax base growth (post federal measures)	2.8%	4.5%			+/- 1% change in the 2018 B.C. tax base equals +/- $60 to $70 million in 2019/20
Share of the B.C. tax base subject to small business rate	31.1%	29.5%
B.C. net operating surplus growth	4.2%	3.5%
Gross 2018 tax	4,409	4,565
Prior-year settlement payment	106	262
Prior years losses/gains (included in above)	(50)	(50)
Non-refundable B.C. tax credits	(104)	(104)

* Reflects information as at August 21, 2019

Net cash received from the federal government and cash refunds under the International Business Activity Act are used as the basis for estimating revenue. Due to lags in the federal collection and instalment systems, changes to the B.C. net operating surplus and tax base forecasts affect revenue in the succeeding year. The 2019/20 instalments from the federal government reflects two-third of payments related to the 2019 tax year (paid during Apr-July 2019 and adjusted in Sept and Dec) and one-third of 2020 payments. Instalments for the 2019 (2020) tax year are based on B.C.’s share of the national tax base for the 2017 (2018) tax year and a forecast of the 2019 (2020) national tax base. B.C.’s share of the 2017 national tax base was 14.50%, based on tax assessments as of December 31, 2018. Cash adjustments for any under/over payments from the federal government in respect of 2018 will be received/paid on March 31, 2020.

FIRST QUARTERLY REPORT 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A1 Material Assumptions — Revenue (continued)

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2019/20	2019/20	2020/21	2021/22	2019/20 Sensitivities
Employer health tax	1,854	1,854	1,928	2,003	+/- 1 percentage point change in the 2019 compensation of employees growth equals up to +/- $20 million
Provincial sales tax	7,586	7,616	7,920	8,248
Provincial sales tax base growth (fiscal year)	4.7%	3.5%	3.8%	4.2%	+/- 1 percentage point change in the 2019 consumer expenditure growth equals up to +/- $30 million
Calendar Year nominal expenditure
Consumer expenditures on durable goods	2.5%	-2.0%	2.4%	2.4%
Consumer expenditures on goods and services	4.9%	3.4%	4.7%	4.6%
Business investment	5.9%	7.2%	4.0%	5.6%
Other	4.5%	2.9%	3.0%	4.1%
Components of Provincial sales tax revenue					+/- 1 percentage point change in the 2019 business investment growth equals up to +/- $10 million
Consolidated Revenue Fund	7,574	7,604	7,908	8,236
BC Transportation Financing Authority	12	12	12	12
Fuel and carbon taxes	2,734	2,720	2,975	3,212
Calendar Year
Real GDP	2.4%	1.7%	1.9%	2.0%
Gasoline volumes	0.0%	4.6%	0.0%	0.0%
Diesel volumes	2.0%	0.0%	2.0%	2.0%
Natural gas volumes	2.4%	-6.0%	1.9%	2.0%
Carbon tax rates (April 1)
Carbon dioxide equivalent emissions ($/tonne)	40	40	45	50
Natural gas (cents/gigajoule)	198.64 ¢	198.64 ¢	223.47 ¢	248.30 ¢
Gasoline (cents/litre)	8.89 ¢	8.89 ¢	10.01 ¢	11.12 ¢
Light fuel oil (cents/litre)	10.23 ¢	10.23 ¢	11.51 ¢	12.78 ¢

Components of revenue
Consolidated Revenue Fund	534	537	542	547
BC Transit	20	20	20	20
BC Transportation Financing Authority	467	458	461	464
	1,021	1,015	1,023	1,031
Carbon tax revenue	1,713	1,705	1,952	2,181
Property taxes	2,996	2,953	3,126	3,274
Calendar Year
Consumer Price Index	2.2%	2.5%	2.0%	2.0%	+/- 1 percentage point change in 2019 new construction & inflation growth equals up to +/- $20 million in residential property taxation revenue
Housing starts (units)	34,015	39,800	31,497	31,017
Home owner grants (fiscal year)	836	838	848	861
Components of revenue
Residential (net of home owner grants)	1,146	1,158	1,207	1,248
Speculation and vacancy	185	185	185	185
Non-residential	1,331	1,283	1,390	1,498	+/- 1% change in 2019 total business property assessment value equals up to +/- $15 million in non-residential property taxation revenue
Rural area	124	121	125	129
Police	36	33	34	34
BC Assessment Authority	95	95	96	98
BC Transit	79	78	89	82
Other taxes	3,315	2,850	2,923	3,031
Calendar Year
Population	1.3%	1.2%	1.2%	1.2%
Residential sales value	3.0%	-17.2%	4.0%	6.0%
Real GDP	2.4%	1.7%	1.9%	2.0%
Nominal GDP	4.4%	3.8%	3.9%	4.0%

Components of revenue					+/- 1% change to 2019 residential sales value equals +/- $20 million in property transfer revenue, depending on property values
Property transfer	1,910	1,435	1,498	1,596
Additional Property Transfer Tax (included in above)*	190	100	104	111
Tobacco	780	770	770	770
Insurance premium	625	645	655	665

*Additional tax rate is 20%

FIRST QUARTERLY REPORT 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A1 Material Assumptions — Revenue (continued)

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2019/20	2019/20	2020/21	2021/22	2019/20 Sensitivities
Energy, sales of Crown land tenures, metals, minerals and other *	1,009	964	930	933
Natural gas price

+/- $0.25 change in the natural gas price equals +/- $10 to $40 million, including impacts on production volumes and royalty program credits, but excluding any changes from natural gas liquids revenue (e.g. butane, pentanes) Sensitivities can also vary significantly at different price levels +/- 1% change in natural gas volumes equals +/- $2 million in natural gas royalties +/- 1 cent change in the exchange rate equals +/- $1 million in natural gas royalties

Plant inlet, $C/gigajoule	0.72	0.39	0.62	0.81
Sumas, $US/MMBtu	1.75	1.48	1.67	1.84
Natural gas production volumes
Billions of cubic metres	52.7	56.5	58.9	62.6
Petajoules	2,182	2,345	2,446	2,601
Annual per cent change	-1.2%	6.6%	4.3%	6.3%

Oil price ($US/bbl at Cushing, OK)	64.50	59.64	63.63	67.01

Auctioned land base (000 hectares)	35	22	25	20
Average bid price/hectare ($)	300	200	350	350
Cash sales of Crown land tenures	11	4	9	7
Metallurgical coal price ($US/tonne, fob West Coast)	158	185	165	160
Copper price ($US/lb)	3.02	2.95	3.11	3.20

Annual electricity volumes set by treaty (million mega-watt hours)	3.9	3.9	3.8	3.8	+/- US$20 change in the average metallurgical coal price equals +/- $50 to $70 million +/- 10% change in the average Mid-Columbia electricity price equals +/- $15 million
Mid-Columbia electricity price ($US/mega-watt hour)	32.48	31.07	34.00	38.67

Exchange rate (US¢/C$, calendar year)	76.0	75.9	76.6	77.0
Components of revenue
Bonus bid auctions:

Based on a recommendation from the Auditor General to be consistent with generally accepted accounting principles, bonus bid revenue recognition reflects ten-year deferral of cash receipts from the sale of Crown land tenures

Deferred revenue	174	174	114	91
Current-year cash (one-tenth)	1	1	1	1
Fees and rentals	52	52	52	52
Total bonus bids, fees and rentals	227	227	167	144
Natural gas royalties	275	170	247	235
Petroleum royalties	73	48	48	46
Columbia River Treaty electricity sales	147	139	152	174
Oil and Gas Commission fees and levies	70	69	72	74
Coal, metals and other minerals revenue:
Coal tenures	8	8	8	8
Net coal mineral tax	153	246	134	131
Net metals and other minerals tax	12	13	54	73
Recoveries relating to revenue sharing payments
to indigenous people	28	28	31	31
Miscellaneous mining revenue	16	16	17	17
Total coal, metals and other minerals revenue	217	311	244	260

Royalty programs and infrastructure credits
Deep drilling	(273)	(287)	(251)	(294)
Road, pipeline, Clean Growth Infrastructure Royalty
and other infrastructure programs	(44)	(42)	(54)	(112)
Total	(317)	(329)	(305)	(406)
Implicit average natural gas royalty rate	17.6%	19.1%	16.4%	11.2%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates.

Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.

* Reflects information as at August 2, 2019.

FIRST QUARTERLY REPORT 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A1 Material Assumptions — Revenue (continued)

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2019/20	2019/20	2020/21	2021/22	2019/20 Sensitivities
Forests *	1,155	1,178	1,114	1,063
Prices (calendar year average)					+/- US$50 change in SPF price equals +/- $150 to $175 million
SPF 2x4 ($US/thousand board feet)	380	368	373	350
Pulp ($US/tonne)	1,135	1,015	900	850	+/- US$50 change in pulp price equals +/-$5 to $10 million
Coastal log ($Cdn/cubic metre);
Vancouver Log Market	135	136	130	120	+/- Cdn$10 change in average log price equals +/-$25 to $35 million

Crown harvest volumes (million cubic metres)
Interior	45.0	40.5	40.2	40.0	+/- 10% change in Interior harvest volumes equals +/- $70 to $80 million
Coast	12.0	11.5	11.8	12.0
Total	57.0	52.0	52.0	52.0
B.C. Timber Sales (included in above)	11.2	10.7	11.2	11.2	+/- 10% change in Coastal harvest volumes equals +/- $20 to $30 million

Stumpage rates ($Cdn/cubic metre)
Total stumpage rates	18.25	19.96	19.40	18.45	+/- 1 cent change in exchange rate equals +/- $25 to $35 million in stumpage revenue stumpage revenue

Components of revenue
Tenures	695	693	683	653
Recoveries relating to revenue sharing payments
to indigenous people	(33)	(33)	(33)	(33)
B.C. Timber Sales	366	366	347	327	The above sensitivities relate to stumpage revenue only.
Logging tax	50	75	40	40
Other CRF revenue	23	23	23	22
Recoveries	54	54	54	54

* Reflects information as at August 2, 2019
Other natural resources	459	462	456	491
Components of revenue
Water rental and licences*	388	391	392	434
Recoveries	48	48	41	34
Angling and hunting permits and licences	10	10	10	10
Recoveries	13	13	13	13

* Water rentals for power purposes are indexed to Consumer Price Index.
Other revenue	9,958	10,142	9,265	9,547
Components of revenue
Fees and licences
Medical Services Plan (MSP) premiums	1,015	1,015	—	—	+/- 1 percentage point change in B.C.’s population growth equals +/- $10 million in MSP premium revenue
Consolidated Revenue Fund	951	951	—	—
MSP recoveries	64	64	—	—
Motor vehicle licences and permits	574	573	582	593
International student health fees	29	29	70	70
Other Consolidated Revenue Fund	454	430	432	446
Summary consolidation eliminations	(15)	(14)	(16)	(15)
Other recoveries	122	122	116	114
Taxpayer-supported Crown corporations	139	143	143	144
Post-secondary education fees	2,329	2,370	2,496	2,577
Other healthcare-related fees	434	429	434	435
School Districts	306	306	324	342
Investment earnings
Consolidated Revenue Fund	105	114	109	116
Fiscal agency loans & sinking funds earnings	922	913	922	894
Summary consolidation eliminations	(56)	(48)	(51)	(52)
Taxpayer-supported Crown corporations	27	31	32	32
SUCH sector agencies	198	214	214	215
Sales of goods and services
SUCH sector agencies	873	916	928	948
BC Infrastructure Benefits Inc	18	2	83	224
Other taxpayer-supported Crown corporations	236	222	218	223
Miscellaneous	2,248	2,375	2,229	2,241

FIRST QUARTERLY REPORT 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A1 Material Assumptions — Revenue (continued)

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2019/20	2019/20	2020/21	2021/22	2019/20 Sensitivities
Health and social transfers	7,404	7,399	7,662	7,933
National Cash Transfers
Canada Health Transfer (CHT)	40,373	40,373	41,813	43,291
Annual growth	4.6%	4.6%	3.6%	3.5%
Canada Social Transfer (CST)	14,586	14,586	15,023	15,474
B.C.’s share of national population (June 1)	13.47%	13.46%	13.48%	13.50%	+/- 0.1 percentage point change in B.C.’s population share equals +/- $55 million

B.C. health and social transfers revenue
CHT	5,439	5,435	5,637	5,844
CST	1,965	1,964	2,025	2,089

Other federal contributions	2,019	2,009	2,148	2,217
Components of revenue
Low Carbon Economy Leadership Fund	20	20	16	21
B.C.’s share of the federal cannabis excise tax	38	12	50	70
Disaster Financial Assistance Arrangements	—	—	69	48
Other Consolidated Revenue Fund	142	145	147	148
Vote Recoveries:
Labour Market Development Agreement	321	321	333	332
Labour Market and Skills Training Program	114	114	120	120
Home Care	87	87	87	121
Mental Health	61	61	81	81
Low Carbon Economy Leadership Fund	15	15	15	28
Early Childhood Development and Child Care Services	41	41	41	41
Child Safety, Family Support, Children in Care and with special needs	75	75	75	75
Policing and Security	5	5	9	8
Public Transit	136	136	148	174
Other recoveries	119	119	119	118
Taxpayer-supported Crown corporations	242	240	221	224
Post-secondary institutions	491	509	511	502
Other SUCH sector agencies	112	109	106	106
Service delivery agency direct revenue	7,461	7,614	7,771	8,050
School districts	709	709	708	726
Post-secondary institutions	4,139	4,290	4,387	4,488
Health authorities and hospital societies	977	1,007	1,001	1,004
BC Transportation Financing Authority	566	550	565	570
Other service delivery agencies	1,070	1,058	1,110	1,262
Commercial Crown corporation net income	3,311	3,285	3,475	3,589
BC Hydro	712	712	712	712
Reservoir water inflows	100%	87%	100%	100%	+/-1% in hydro generation equals +/-$15 million

Mean gas price	2.18	2.45	2.19	2.20	+/-10% equals +/-$2 million
(Sumas, $US/MMbtu — BC Hydro forecast based on NYMEX forward selling prices)
Electricity prices	25.88	31.69	31.55	34.22	+/-10% change in electricity trade margins equals +/-$15 million
(Mid-C, $US/MWh)
ICBC	(50)	(50)	86	148
Vehicle growth	+1.9%	+1.9%	+1.9%	+1.9%	+/-1% equals +/-$64 million
Current claims cost percentage change	+1.5%	+1.2%	+8.0%	+8.7%	+/-1% equals -/+$54 million
Unpaid claims balance ($ billions)	14.5	15.3	15.8	16.4	+/-1% equals -/+$143 to $153 million
Investment return	3.5%	3.5%	2.9%	2.8%	+/-1% return equals +/-$172 to $186 million
Loss ratio	93.7%	93.8%	90.6%	90.0%

FIRST QUARTERLY REPORT 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A2 Natural Gas Price Forecasts — 2019/20 to 2021/22

				Adjusted to fiscal years and
				$C/gigajoule at plant inlet
Private sector forecasts (calendar year)	2019	2020	2021	2019/20	2020/21	2021/22
GLJ Henry Hub US$/MMBtu (Jul 1, 2019)	2.61	2.80	2.95	0.95	1.26	1.42
Sproule Henry Hub US$/MMBtu (Jun 30, 2019)	2.75	3.00	3.25	1.11	1.55	1.76
McDaniel Henry Hub US$/MMBtu (Jul 1, 2019)	2.63	2.85	3.05	0.99	1.34	1.54
Deloitte Henry Hub US$/Mcf (Jun 30, 2019)	2.71	2.90	3.15	0.96	1.29	1.55
GLJ Alberta AECO-C Spot CDN$/MMBtu (Jul 1, 2019)	1.60	1.90	2.15	0.44	0.80	1.03
Sproule Alberta AECO-C Spot CDN$/MMBtu (Jun 30, 2019)	1.58	1.88	2.50	0.54	0.87	1.40
McDaniel AECO-C Spot C$/MMBtu (Jul 1, 2019)	1.60	1.95	2.45	0.57	0.91	1.32
Deloitte AECO-C Spot C$/Mcf (Jun 30, 2019)	1.69	1.90	2.20	0.55	0.74	1.02
GLJ Sumas Spot US$/MMBtu (Jul 1, 2019)	4.78	2.35	2.50	1.15	1.51	1.67
Sproule Sumas Spot CDN$/MMBtu (Jun 30, 2019)	5.58	2.58	3.30	0.61	1.18	1.78
GLJ BC Spot Plant Gate CDN$/MMBtu (Jul 1, 2019)	1.14	1.49	1.79	0.29	0.66	0.93
Sproule BC Station 2 CDN$/MMBtu (Jun 30, 2019)	0.84	1.38	2.10	0.06	0.51	1.10
McDaniel BC Avg Plant Gate C$MMBtu (Jul 1, 2019)	0.88	1.35	1.95	0.29	0.61	1.11
Deloitte BC Station 2 C$MMBtu (Jun 30, 2019)	1.03	1.50	1.75	0.37	0.60	0.84
GLJ Midwest Chicago US$/MMBtu (Jul 1, 2019)	2.55	2.70	2.85	1.31	1.75	1.91
Sproule Alliance Plant Gate CDN$/MMBtu (Jun 30, 2019)	3.55	3.65	3.96	1.96	2.47	2.71
EIA Henry Hub US$/MMBtu (Jul 9, 2019)	2.62	2.52		0.87
TD Economics Henry Hub FuturesUS$/MMBtu (Jun 2019)	2.67	2.52		0.77
Scotiabank Group Henry Hub US$/MMBtu (Jun 28, 2019)	2.90	2.80		1.31
BMO Henry Hub US$/MMBtu (Jun 24, 2019)	2.70	2.80		1.54
CIBC World Markets Inc. Henry Hub US$/MMBtu (Jul 2019)	2.68	3.08		1.10
InSite Petroleum Consultants Ltd BC Spot C$/Mcf (Jun 30, 2019)	0.25	0.70	1.20	-0.22	-0.07	0.33
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (Jul 11, 2019)				0.79	0.97	0.94
Average all minus high/low				0.79	1.04	1.36
Average one forecast per consultant minus high/low				0.63	0.57	0.96
Natural gas royalty price forecast				0.39	0.62	0.81

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd US EIA: US Energy Information Administration AECO: Alberta Energy Company

Deloitte/AJM: Deloitte L.L.P acquired Ashton Jenkins Mann Petroleum Consultants McDaniel: McDaniel & Associates Consultants Ltd

Natural Gas Prices

FIRST QUARTERLY REPORT 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A3 Material Assumptions — Expense

	Budget	Updated
Ministry Programs and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2019/20	2019/20	2020/21	2021/22	2019/20 Sensitivities
Advanced Education, Skills and Training	2,330	2,330	2,341	2,348
Student spaces in public institutions	202,426	202,426	203,225	203,909	Student enrolment may fluctuate due to a number of factors including economic changes and labour market needs.

Attorney General	606	606	604	606
New cases filed/processed (# for all courts)	240,000	240,000	240,000	240,000

The number of criminal cases proceeded on by the provincial and federal Crown (including appeals to higher courts in BC), the number of civil and family litigation cases, the number of violation tickets disputed, and the number of municipal bylaw tickets disputed which would go to court for resolution.

Crown Proceeding Act (CPA)	25	25	25	25	The number of new cases, and the difference between estimated settlements and actual settlements.

Children and Family Development	2,065	2,065	2,184	2,191
Average children-in-care caseload (#)	6,397	6,138

The average number of children in care is decreasing as a result of ministry efforts to keep children in family settings where safe and feasible. The average cost per child in care is projected to increase based on the higher cost of contracted residential services and an increasing acuity of need for children in care. A 1% change in either the caseload or average cost will affect expenditures by approximately $2.5 million (excluding Delegated Aboriginal Agencies).

The ministry will present refined cost and caseload projections for children in care in 2020/21 and 2021/22 in Budget 2020.

Average annual residential cost per child in care ($)	63,000	70,200

Education	6,569	6,580	6,536	6,569
Public School Enrolment (# of FTEs)	563,506	563,235	567,085	570,498

Updated forecast enrolment figures are based on submissions from school districts of their actual enrolment as at September 30 2018 for the 2018/19 school year and projected enrolment for February and May 2019 for Distributed Learning and Adults. Projections for 2019/20 to 2020/21 are based on the Ministry of Education’s enrolment forecasting model.

School age (K—12)	540,457	540,822	544,672	548,085
Continuing Education	1,091	1,049	1,049	1,049
Distributed Learning (online)	11,743	11,448	11,448	11,448
Summer	6,865	7,019	7,019	7,019
Adults	3,350	2,670	2,670	2,670
Newcomer/Refugee	—	228	228	228
Forests, Lands, Natural Resource Operations and Rural Development	823	915	808	819
BC Timber Sales	197	213	194	201

Targets can be impacted by changes to actual inventory costs incurred. There is a lag of approximately 1.5 years between when inventory costs are incurred and when they are expensed. Volume harvested can also impact targets. For example, if volume harvested is less than projected in any year, then capitalized expenses will also be reduced in that year.

Fire Management	101	193	101	101	Fire management costs have ranged from a low of $47 million in 2006 to a high of $650 million in 2017.

Health	20,846	20,846	21,518	22,161
Pharmacare	1,350	1,350	1,389	1,445	A 1% change in utilization or prices affects costs by approximately $10 million.

Medical Services Plan (MSP)	4,969	4,969	5,085	5,197	A 1% increase in volume of services provided by fee-for-service physicians affects costs by approximately $25 million.

Regional Services	14,216	14,216	14,733	15,206

FIRST QUARTERLY REPORT 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A3 Material Assumptions — Expense (continued)

	Budget	Updated
Ministry Programs and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2019/20	2019/20	2020/21	2021/22	2019/20 Sensitivities
Public Safety and Solicitor General	800	917	803	803
Policing, Victim Services and Corrections	700	700	702	702

Policing, Victim Services and Corrections costs are sensitive to the volume and severity of criminal activity, the number of inmate beds occupied and the number of offenders under community supervision.

Emergency Program Act (EPA)	15	132	15	15

For authorized expenditures under the EPA, including those for further disasters, and the difference between initial estimates for disaster response and recovery costs and final project costs. In 2019/20, the projected EPA expenditures are based on forecasts as of June 30, 2019.

Social Development and Poverty Reduction	3,572	3,572	3,628	3,662
Temporary Assistance annual average caseload (#)	43,000	43,167	42,000	41,700

The expected to work caseload is sensitive to fluctuations in economic and employment trends. Costs are driven by changes to cost per case and caseload. Cost per case fluctuations result from changes in the needed supports required by clients, as well as caseload composition.

Disability Assistance annual average caseload (#)	109,700	109,338	112,000	113,000

The caseload for persons with disabilities is sensitive to the aging of the population and longer life expectancy for individuals with disabilities. Cost per case fluctuations are driven primarily by earnings exemptions which is dependent on the level of income earned by clients.

Adult Community Living:
Developmental Disabilities Programs
Average caseload (#)	20,750	20,730	21,590	22,370

The adult community living caseload is sensitive to an aging population and to the level of service required. Cost per case fluctuations are driven by the proportion of clients receiving certain types of services at differing costs. For example, residential care services are significantly more costly than day programs. The average cost per client for PSI is projected to decrease to better reflect actual costs for the mix of services being provided.

Average cost per client ($)	47,200	47,800	46,600	45,700
Personal Supports Initiative (PSI)
Average caseload (#)	2,090	2,070	2,330	2,580
Average cost per client ($)	16,200	16,400	15,000	14,300

FIRST QUARTERLY REPORT 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A3 Material Assumptions — Expense (continued)

	Budget	Updated
Ministry Programs and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2019/20	2019/20	2020/21	2021/22	2019/20 Sensitivities
Tax Transfers	1,489	1,489	1,718	1,954
Individuals	554.0	554.0	719.0	887.0
Climate Action Tax Credit	267.0	267.0	309.0	352.0	These tax transfers are now expensed as required under generally accepted accounting principles.
Early Childhood Tax Benefit and BC Child Opportunity Benefit *	132.3	132.3	255.0	380.0

Sales Tax	50.0	50.0	50.0	50.0
Small Business Venture Capital	30.0	30.0	30.0	30.0
BC Senior’s Home Renovation	2.0	2.0	2.0	2.0

Changes in 2018 tax transfers will result in one-time effect (prior-year adjustment) and could result in an additional base change in 2019/20. Production services tax credit is the most volatile of all tax transfers and is influenced by several factors including delay in filing returns and assessment of claims, length of projects and changes in the exchange rates.

Other tax transfers to individuals	72.6	72.6	72.9	72.9
Family Bonus Program	0.1	0.1	0.1	0.1

Corporations	935.0	935.0	999.0	1,067.0

Film and Television	105.0	105.0	105.0	105.0
Production Services	664.8	664.8	724.8	789.3
Scientific Research & Experimental Development	72.0	72.0	76.0	80.0

Interactive Digital Media	55.0	55.0	55.0	55.0
Mining Exploration	15.0	15.0	15.0	15.0
Other tax transfers to corporations	23.2	23.2	23.2	22.7

2018 Tax-year	2018 forecast
Individuals	513.0	513.0
Corporations	860.0	860.0
Tax Transfers	1,373.0	1,373.0

* Effective October 1, 2020 the BC Child Opportunity Benefit will be combined with Early Childhood Tax Benefit into a single benefit.

Management of Public Funds and Debt	1,278	1,234	1,249	1,282
Interest rates for new provincial borrowing:					Full year impact on MoPD on interest costs of a 1% change in interest rates equals $39.9 million; $100 million increase in debt level equals $2.2 million.
Short-term	2.35%	1.73%	1.71%	2.07%
Long-term	3.46%	2.38%	2.60%	3.02%
CDN/US exchange rate (cents)	130.6	130.9	130.6	129.6
Service delivery agency net spending	6,739	6,947	6,646	6,602
School districts	96	96	9	108
Post-secondary institutions	3,697	3,879	3,822	3,858
Health authorities and hospital societies	621	658	546	114
BC Transportation Financing Authority	1,410	1,445	1,498	1,540
BC Infrastructure Benefits Inc	18	2	83	224
Other service delivery agencies	897	867	688	758

FIRST QUARTERLY REPORT 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A4 Operating Statement — 2012/13 to 2021/22

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
											(per cent)
Revenue	42,057	43,715	46,099	47,601	51,449	52,020	57,128	58,894	60,083	62,597	4.5
Expense	(43,204)	(43,401)	(44,439)	(46,791)	(48,683)	(51,706)	(55,593)	(58,215)	(59,492)	(61,724)	4.0
Surplus (deficit) before unusual items	(1,147)	314	1,660	810	2,766	314	1,535	679	591	873
Forecast allowance	—	—	—	—	—	—	—	(500)	(300)	(300)
Surplus (deficit)	(1,147)	314	1,660	810	2,766	314	1,535	179	291	573

Per cent of nominal GDP: [1]
Surplus (deficit)	-0.5	0.1	0.7	0.3	1.0	0.1	0.5	0.1	0.1	0.2
Per cent of revenue:
Surplus (deficit)	-2.7	0.7	3.6	1.7	5.4	0.6	2.7	0.3	0.5	0.9
Per capita ($): [2]
Surplus (deficit)	(251)	68	353	170	569	64	308	35	57	111

1     Surplus (deficit) as a per cent of nominal GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2019/20 amounts divided by nominal GDP for the 2019 calendar year).

2     Per capita revenue and expense is calculated using July 1 population (e.g. 2019/20 amounts divided by population on July 1, 2019).

FIRST QUARTERLY REPORT 2019/20

Appendix — Fiscal Plan Update

Table A5 Revenue by Source — 2012/13 to 2021/22

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
											(per cent)
Taxation revenue:
Personal income	6,977	6,862	8,076	8,380	9,704	8,923	11,364	10,970	11,522	12,038	6.2
Corporate income	2,204	2,427	2,635	2,787	3,003	4,165	5,180	4,492	4,639	5,018	9.6
Employer health	—	—	—	—	—	—	464	1,854	1,928	2,003	n/a
Sales	6,068	5,303	5,762	5,990	6,606	7,131	7,369	7,616	7,920	8,248	3.5
Fuel	890	917	932	973	969	1,010	1,015	1,015	1,023	1,031	1.6
Carbon	1,120	1,222	1,198	1,190	1,220	1,255	1,465	1,705	1,952	2,181	7.7
Tobacco	614	724	752	734	737	727	781	770	770	770	2.5
Property	1,985	2,080	2,154	2,219	2,279	2,367	2,617	2,953	3,126	3,274	5.7
Property transfer	758	937	1,065	1,533	2,026	2,141	1,826	1,435	1,498	1,596	8.6
Corporation capital	1	—	(1)	—	—	—	—	—	—	—	n/a
Insurance premium	433	458	483	520	549	602	633	645	655	665	4.9
	21,050	20,930	23,056	24,326	27,093	28,321	32,714	33,455	35,033	36,824	6.4
Natural resource revenue:
Natural gas royalties	169	445	493	139	152	161	199	170	247	235	3.7
Bonus bids, rents on drilling rights and leases	868	859	834	765	633	276	279	227	167	144	-18.1
Columbia River Treaty	89	170	130	116	111	111	202	139	152	174	7.7
Other energy and minerals	306	269	267	226	403	619	557	428	364	380	2.4
Forests	562	719	754	865	913	1,065	1,406	1,178	1,114	1,063	7.3
Other resources	479	493	459	460	499	463	465	462	456	491	0.3
	2,473	2,955	2,937	2,571	2,711	2,695	3,108	2,604	2,500	2,487	0.1
Other revenue:
Medical Services Plan premiums	2,047	2,158	2,254	2,434	2,558	2,266	1,360	1,015	—	—	-100.0
Post-secondary education fees	1,345	1,445	1,544	1,666	1,828	2,034	2,275	2,370	2,496	2,577	7.5
Other health-care related fees	327	333	358	374	404	429	441	429	434	435	3.2
Motor vehicle licences and permits	489	504	499	521	529	557	568	573	582	593	2.2
Other fees and licences	699	770	770	841	894	963	949	1,016	1,069	1,101	5.2
Investment earnings	1,189	1,203	1,171	1,213	1,232	1,101	1,243	1,224	1,226	1,205	0.1
Sales of goods and services	942	946	967	1,011	1,131	1,133	1,164	1,140	1,229	1,395	4.5
Miscellaneous	1,673	2,256	1,893	2,287	2,377	2,410	2,249	2,375	2,229	2,241	3.3
	8,711	9,615	9,456	10,347	10,953	10,893	10,249	10,142	9,265	9,547	1.0
Contributions from the federal government:
Canada Health Transfer	3,887	4,280	4,186	4,454	4,744	4,994	5,182	5,435	5,637	5,844	4.6
Canada Social Transfer	1,555	1,589	1,641	1,695	1,751	1,854	1,908	1,964	2,025	2,089	3.3
Other cost shared agreements	1,605	1,645	1,452	1,498	1,672	2,207	1,962	2,009	2,148	2,217	3.7
	7,047	7,514	7,279	7,647	8,167	9,055	9,052	9,408	9,810	10,150	4.1
Commercial Crown corporation net income:
BC Hydro [1]	509	549	581	655	684	683	(428)	712	712	712	3.8
Liquor Distribution Branch	930	877	935	1,031	1,083	1,119	1,104	1,120	1,155	1,195	2.8
BC Lotteries (net of payments to federal gov’t)	1,116	1,165	1,245	1,304	1,329	1,391	1,405	1,393	1,412	1,422	2.7
ICBC	231	136	657	(293)	(612)	(1,327)	(1,153)	(50)	86	148	-4.8
BC Railway Company	6	13	5	6	7	53	8	10	9	9	4.6
Transportation Investment Corporation	(60)	(88)	(89)	(80)	(81)	(29)	—	—	—	—	n/a
Other	44	49	37	87	115	116	119	100	101	103	9.9
Accounting adjustment [1]	—	—	—	—	—	(950)	950	—	—	—	n/a
	2,776	2,701	3,371	2,710	2,525	1,056	2,005	3,285	3,475	3,589	2.9
Total revenue	42,057	43,715	46,099	47,601	51,449	52,020	57,128	58,894	60,083	62,597	4.5

1     BC Hydro’s loss for 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized a $950 million adjustment in fiscal 2017/18 with respect to BC Hydro’s deferred regulatory accounts.

First Quarterly Report 2019/20

Appendix — Fiscal Plan Update

Table A6 Revenue by Source Supplementary Information — 2012/13 to 2021/22 1

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
											(per cent)
Per cent of nominal GDP: [2]
Taxation and Medical Services Plan premiums	10.4	10.1	10.5	10.7	11.2	10.8	11.5	11.2	11.0	11.1	0.7
Taxation	9.5	9.1	9.5	9.8	10.3	10.0	11.1	10.9	11.0	11.1	1.8
Medical Services Plan premiums	0.9	0.9	0.9	1.0	1.0	0.8	0.5	0.3	0	0	-100.0
Natural resources	1.1	1.3	1.2	1.0	1.0	1.0	1.1	0.8	0.8	0.8	-4.3
Other	3.9	4.2	3.9	4.2	4.1	3.9	3.5	3.3	2.9	2.9	-3.4
Other excluding Merdical Services Plan premiums	3.0	3.3	3.0	3.2	3.2	3.1	3.0	3.0	2.9	2.9	-0.5
Contributions from the federal government	3.2	3.3	3.0	3.1	3.1	3.2	3.1	3.1	3.1	3.1	-0.4
Commercial Crown corporation net income	1.3	1.2	1.4	1.1	1.0	0.4	0.7	1.1	1.1	1.1	-1.6
Total revenue	19.0	19.1	19.0	19.1	19.5	18.4	19.3	19.2	18.9	18.9	-0.1
Growth rates (per cent):
Taxation and Medical Services Plan premiums	4.7	0.0	9.6	5.7	10.8	3.2	11.4	1.2	1.6	5.1	n/a
Taxation	4.5	-0.6	10.2	5.5	11.4	4.5	15.5	2.3	4.7	5.1	n/a
Medical Services Plan premiums	6.7	5.4	4.4	8.0	5.1	-11.4	-40.0	-25.4	-100.0	n/a	n/a
Natural resources	-12.1	19.5	-0.6	-12.5	5.4	-0.6	15.3	-16.2	-4.0	-0.5	n/a
Other	3.3	10.4	-1.7	9.4	5.9	-0.5	-5.9	-1.0	-8.6	3.0	n/a
Other excluding Merdical Services Plan premiums	2.3	11.9	-3.4	9.9	6.1	2.8	3.0	2.7	1.5	3.0	n/a
Contributions from the federal government	-8.8	6.6	-3.1	5.1	6.8	10.9	0.0	3.9	4.3	3.5	n/a
Commercial Crown corporation net income	3.2	-2.7	24.8	-19.6	-6.8	-58.2	89.9	63.8	5.8	3.3	n/a
Total revenue	0.6	3.9	5.5	3.3	8.1	1.1	9.8	3.1	2.0	4.2	n/a
Per capita ($): [3]
Taxation and Medical Services Plan premiums	5,058	4,987	5,377	5,603	6,102	6,214	6,826	6,825	6,855	7,118	3.9
Taxation	4,609	4,520	4,898	5,093	5,576	5,754	6,554	6,624	6,855	7,118	4.9
Medical Services Plan premiums	448	466	479	510	526	460	272	201	0	0	-100.0
Natural resources	542	638	624	538	558	548	623	516	489	481	-1.3
Other	1,907	2,077	2,009	2,166	2,254	2,213	2,053	2,008	1,813	1,845	-0.4
Other excluding Merdical Services Plan premiums	1,459	1,611	1,530	1,657	1,728	1,753	1,781	1,807	1,813	1,845	2.6
Contributions from the federal government	1,543	1,623	1,546	1,601	1,681	1,840	1,813	1,863	1,920	1,962	2.7
Commercial Crown corporation net income	608	583	716	567	520	215	402	650	680	694	1.5
Total revenue	9,209	9,442	9,793	9,966	10,588	10,569	11,445	11,661	11,757	12,100	3.1

Real Per Capita Revenue (2018 $) [4]	10,038	10,300	10,576	10,646	11,107	10,856	11,445	11,381	11,245	11,351	1.4
Growth rate (per cent)	-1.9	2.6	2.7	0.7	4.3	-2.3	5.4	-0.6	-1.2	0.9	0.9

[1]	Numbers may not add due to rounding.
[2]	Revenue as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2019/20 revenue divided by nominal GDP for the 2019 calendar year).
[3]	Per capita revenue is calculated using July 1 population (e.g. 2019/20 revenue divided by population on July 1, 2019).
[4]	Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2019 CPI for 2019/20 revenue).

First Quarterly Report 2019/20

Appendix — Fiscal Plan Update

Table A7 Expense by Function — 2012/13 to 2021/22 1,2

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
											(per cent)
Function:
Health:
Medical Services Plan	3,906	4,114	4,136	4,345	4,573	4,623	4,861	5,092	5,117	5,229	3.3
Pharmacare	1,122	1,130	1,120	1,335	1,284	1,400	1,494	1,471	1,510	1,566	3.8
Regional services	11,784	11,960	12,410	12,811	13,079	14,094	14,996	15,543	16,089	16,589	3.9
Other healthcare expenses	690	658	704	712	753	810	800	887	894	894	2.9
	17,502	17,862	18,370	19,203	19,689	20,927	22,151	22,993	23,610	24,278	3.7
Education:
Elementary and secondary	6,002	6,133	6,064	6,303	6,422	6,917	7,253	7,478	7,457	7,481	2.5
Post-secondary	5,103	5,284	5,349	5,502	5,672	5,998	6,390	6,798	6,935	7,085	3.7
Other education expenses	423	410	414	407	374	176	442	430	441	439	0.4
	11,528	11,827	11,827	12,212	12,468	13,091	14,085	14,706	14,833	15,005	3.0
Social services:
Social assistance	1,552	1,572	1,589	1,641	1,692	1,988	2,202	2,320	2,361	2,376	4.8
Child welfare	1,098	1,097	1,129	1,301	1,358	1,507	1,652	1,967	1,947	1,954	6.6
Low income tax credit transfers	534	279	248	247	244	239	414	317	614	782	4.3
Community living and other services	806	857	881	917	949	1,003	1,075	1,163	1,178	1,198	4.5
	3,990	3,805	3,847	4,106	4,243	4,737	5,343	5,767	6,100	6,310	5.2
Protection of persons and property	1,539	1,520	1,451	1,572	1,655	1,930	2,004	1,818	1,711	1,715	1.2
Transportation	1,555	1,580	1,608	1,670	1,784	1,931	2,021	2,334	2,342	2,336	4.6
Natural resources & economic development	2,092	1,755	2,191	2,477	2,465	3,374	3,825	3,325	3,055	3,376	5.5
Other	1,346	1,184	1,288	1,264	2,260	1,553	1,810	2,073	2,045	2,170	5.4
Contingencies	—	—	—	—	—	—	—	450	400	400	n/a
Contingencies - Sustainable Services Negotiating Mandate	—	—	—	—	—	—	—	523	1,183	1,827	n/a
General government	1,262	1,386	1,359	1,501	1,532	1,540	1,670	1,506	1,439	1,437	1.5
Debt servicing	2,390	2,482	2,498	2,786	2,587	2,623	2,684	2,720	2,774	2,870	2.1
Total expense	43,204	43,401	44,439	46,791	48,683	51,706	55,593	58,215	59,492	61,724
Per cent of operating expense:
Health	40.5	41.2	41.3	41.0	40.4	40.5	39.8	39.5	39.7	39.3	-0.3
Education	26.7	27.3	26.6	26.1	25.6	25.3	25.3	25.3	24.9	24.3	-1.0
Social services and housing	9.2	8.8	8.7	8.8	8.7	9.2	9.6	9.9	10.3	10.2	1.1
Protection of persons and property	3.6	3.5	3.3	3.4	3.4	3.7	3.6	3.1	2.9	2.8	-2.7
Transportation	3.6	3.6	3.6	3.6	3.7	3.7	3.6	4.0	3.9	3.8	0.6
Natural resources & economic development	4.8	4.0	4.9	5.3	5.1	6.5	6.9	5.7	5.1	5.5	1.4
Other	3.1	2.7	2.9	2.7	4.6	3.0	3.3	3.6	3.4	3.5	1.4
Contingencies	—	—	—	—	—	—	—	0.8	0.7	0.6	n/a
Contingencies - Sustainable Services Negotiating Mandate	—	—	—	—	—	—	—	0.9	2.0	3.0	n/a
General government	2.9	3.2	3.1	3.2	3.1	3.0	3.0	2.6	2.4	2.3	-2.5
Debt servicing	5.5	5.7	5.6	6.0	5.3	5.1	4.8	4.7	4.7	4.6	-1.9
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1     Figures reflect government accounting policies used in the 2018/19 Public Accounts audited financial statements.

2     Numbers may not add due to rounding.

First Quarterly Report 2019/20

Appendix — Fiscal Plan Update

Table A8 Expense by Function Supplementary Information — 2012/13 to 2021/22 1

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
											(per cent)
Per cent of nominal GDP: [2]
Health	7.9	7.8	7.6	7.7	7.5	7.4	7.5	7.5	7.4	7.3	-0.8
Education	5.2	5.2	4.9	4.9	4.7	4.6	4.8	4.8	4.7	4.5	-1.5
Social services	1.8	1.7	1.6	1.6	1.6	1.7	1.8	1.9	1.9	1.9	0.6
Protection of persons and property	0.7	0.7	0.6	0.6	0.6	0.7	0.7	0.6	0.5	0.5	-3.2
Transportation	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.8	0.7	0.7	0.0
Natural resources & economic development	0.9	0.8	0.9	1.0	0.9	1.2	1.3	1.1	1.0	1.0	0.8
Other	0.6	0.5	0.5	0.5	0.9	0.6	0.6	0.7	0.6	0.7	0.8
Contingencies	—	—	—	—	—	—	—	0.1	0.1	0.1	-2.1
Contingencies - Sustainable Services Negotiating Mandate	—	—	—	—	—	—	—	0.2	0.4	0.6	13.9
General government	0.6	0.6	0.6	0.6	0.6	0.5	0.6	0.5	0.5	0.4	-3.0
Debt servicing	1.1	1.1	1.0	1.1	1.0	0.9	0.9	0.9	0.9	0.9	-2.4
Operating expense	19.5	19.0	18.4	18.8	18.4	18.3	18.8	19.0	18.7	18.6	-0.5
Growth rates (per cent):
Health	3.5	2.1	2.8	4.5	2.5	6.3	5.8	3.8	2.7	2.8	n/a
Education	2.7	2.6	0.0	3.3	2.1	5.0	7.6	4.4	0.9	1.2	n/a
Social services	1.3	-4.6	1.1	6.7	3.3	11.6	12.8	7.9	5.8	3.4	n/a
Protection of persons and property	1.8	-1.2	-4.5	8.3	5.3	16.6	3.8	(9.3)	-5.9	0.2	n/a
Transportation	0.6	1.6	1.8	3.9	6.8	8.2	4.7	15.5	0.3	-0.3	n/a
Natural resources & economic development	11.7	-16.1	24.8	13.1	-0.5	36.9	13.4	(13.1)	-8.1	10.5	n/a
Other	-4.8	-12.0	8.8	-1.9	78.8	-31.3	16.5	14.5	-1.4	6.1	n/a
General government	2.2	9.8	-1.9	10.4	2.1	0.5	8.4	(9.8)	-4.4	-0.1	n/a
Debt servicing	0.3	3.8	0.6	11.5	-7.1	1.4	2.3	1.3	2.0	3.5	n/a
Operating expense	2.8	0.5	2.4	5.3	4.0	6.2	7.5	4.7	2.2	3.8	n/a
Per capita ($): [3]
Health	3,832	3,858	3,903	4,020	4,052	4,252	4,438	4,553	4,620	4,693	2.3
Education	2,524	2,554	2,513	2,557	2,566	2,660	2,822	2,912	2,902	2,900	1.6
Social services	874	822	817	860	873	962	1,070	1,142	1,194	1,220	3.8
Protection of persons and property	337	328	308	329	341	392	401	360	335	331	-0.2
Transportation	341	341	342	350	367	392	405	462	458	452	3.2
Natural resources & economic development	458	379	465	519	507	685	766	658	598	653	4.0
Other	295	256	274	265	465	316	363	410	400	419	4.0
Contingencies	—	—	—	—	—	—	—	89	78	77	n/a
Contingencies - Sustainable Services Negotiating Mandate	—	—	—	—	—	—	—	104	231	353	n/a
General government	276	299	289	314	315	313	335	298	282	278	0.1
Debt servicing	523	536	531	583	532	533	538	539	543	555	0.7
Operating expense	9,460	9,373	9,442	9,797	10,018	10,505	11,138	11,527	11,641	11,931	2.6

Real Per Capita Operating Expense (2018 $) [4]	10,312	10,226	10,195	10,465	10,510	10,790	11,137	11,249	11,134	11,193	0.9
Growth rate (per cent)	0.2	-0.8	-0.3	2.6	0.4	2.7	3.2	1.0	-1.0	0.5	0.9

1     Numbers may not add due to rounding.

2     Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2019/20 expense divided by nominal GDP for the 2019 calendar year).

3     Per capita expense is calculated using July 1 population (e.g. 2019/20 expense divided by population on July 1, 2019).

4     Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2019 CPI for 2019/20 expense).

First Quarterly Report 2019/20

Appendix — Fiscal Plan Update

Table A9 Full-Time Equivalents (FTEs) — 2012/13 to 2021/2022 1

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	27,326	26,526	26,679	27,192	27,940	29,291	30,891	31,350	31,400	31,400	1.6
Service delivery agencies [2]	4,508	4,640	4,798	4,803	4,850	5,076	5,258	5,550	6,049	6,836	4.7
Total FTEs	31,834	31,166	31,477	31,995	32,790	34,367	36,149	36,900	37,449	38,236	2.1
Growth rates (per cent):
Ministries and special offices (CRF)	0.4	-2.9	0.6	1.9	2.8	4.8	5.5	1.5	0.2	0.0	1.5
Service delivery agencies	3.7	2.9	3.4	0.1	1.0	4.7	3.6	5.6	9.0	13.0	4.7
Population per FTE: [3]
Total FTEs	143.5	148.6	149.5	149.3	148.2	143.2	138.1	136.9	136.5	135.3	-0.6

1     Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

2     Service delivery agency FTE amounts do not include SUCH sector staff employment.

3     Population per FTE is calculated using July 1 population (e.g. population on July 1, 2019 divided by 2019/20 FTEs).

First Quarterly Report 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A10 Capital Spending — 2012/13 to 2021/22

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
											(per cent)
Taxpayer-supported:
Education
Schools districts	509	466	420	430	474	578	626	850	986	849	5.8
Post-secondary institutions	591	507	718	746	792	968	1,024	940	1,073	1,007	6.1
Health	742	690	900	923	1,004	890	904	1,372	1,441	1,717	9.8
BC Transportation Financing Authority [1]	1,005	1,017	822	867	823	717	853	1,364	1,796	2,158	8.9
BC Transit	48	80	83	51	41	115	85	131	236	189	16.4
BC Place redevelopment	6	—	—	—	—	—	—	—	—	—	n/a
Government direct (ministries)	267	298	326	290	301	430	421	672	507	449	5.9
Housing	92	65	107	127	184	169	483	378	523	367	16.6
Other	19	28	31	25	40	41	56	69	55	107	21.2
	3,279	3,151	3,407	3,459	3,659	3,908	4,452	5,776	6,617	6,843	8.5
Self-supported:
BC Hydro	1,929	2,036	2,169	2,306	2,444	2,473	3,826	2,999	3,115	3,153	5.6
Columbia Basin power projects	94	52	28	15	2	1	2	1,001	13	18	-16.8
Transportation Investment Corporation [1]	540	202	76	25	38	4	—	—	—	—	n/a
BC Railway Company	10	8	5	23	4	11	33	11	6	2	-16.4
ICBC	73	82	88	90	62	54	66	92	40	40	-6.5
BC Lottery Corporation	97	100	69	68	86	82	75	105	105	90	-0.8
Liquor Distribution Branch	10	13	25	23	27	48	60	74	64	55	20.9
Other [2]	12	26	28	23	62	56	44	—	—	—	n/a
	2,765	2,519	2,488	2,573	2,725	2,729	4,106	4,282	3,343	3,358	2.2
Total capital spending	6,044	5,670	5,895	6,032	6,384	6,637	8,558	10,058	9,960	10,201	6.0
Per cent of nominal GDP: [3]
Taxpayer-supported	1.5	1.4	1.4	1.4	1.4	1.4	1.5	1.9	2.1	2.1	3.8
Self-supported	1.2	1.1	1.0	1.0	1.0	1.0	1.4	1.4	1.0	1.0	-2.3
Total	2.7	2.5	2.4	2.4	2.4	2.4	2.9	3.3	3.1	3.1	1.3
Growth rates:
Taxpayer-supported	-8.0	-3.9	8.1	1.5	5.8	6.8	13.9	29.7	48.6	3.4	10.6
Self-supported	0.8	-8.9	-1.2	3.4	5.9	0.1	50.5	4.3	-18.6	0.4	3.7
Total	-4.2	-6.2	4.0	2.3	5.8	4.0	28.9	17.5	16.4	2.4	7.1
Per capita: [4]
Taxpayer-supported	718	681	724	724	753	794	892	1,144	1,295	1,323	7.0
Self-supported	605	544	529	539	561	554	823	848	654	649	0.8
Total	1,323	1,225	1,252	1,263	1,314	1,348	1,714	1,991	1,949	1,972	4.5

Real Per Capita Capital Spending (2018 $) [5]	1,443	1,336	1,352	1,349	1,378	1,385	1,714	1,944	1,864	1,850	2.8
Growth rate (per cent)	-6.6	-7.4	1.2	-0.3	2.2	0.5	23.8	13.4	8.7	-0.8	3.5

[1]

Includes Transportation Investment Plan capital spending and, beginning in 2017/18, Transportation Investment Corporation rehabilitation costs for the Port Mann Bridge due to reclassification from self-supported commercial Crown corporation to a taxpayer-supported agency in response to the cancellation of tolls. Effective April 1, 2018, Transportation Investment Corporation became a subsidiary of BCTFA.

[2]	Includes post-secondary institutions’ self-supported subsidiaries.
[3]	Capital spending as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2019/20 amounts divided by nominal GDP for the 2019 calendar year).
[4]	Per capita capital spending is calculated using July 1 population (e.g. 2019/20 amounts divided by population on July 1, 2019).
[5]	Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2019 CPI for 2019/20 capital spending).

FIRST QUARTERLY REPORT 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A11 Statement of Financial Position — 2012/13 to 2021/22

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
											(per cent)
Financial assets:
Cash and temporary investments	3,173	2,801	3,675	3,892	4,232	3,440	3,029	2,976	3,184	3,466	1.0
Other financial assets	8,186	9,334	9,115	9,636	10,143	11,650	12,524	12,853	13,266	13,553	5.8
Sinking funds	1,778	835	977	1,580	1,087	1,348	752	665	497	524	-12.7
Investments in commercial Crown corporations:
Retained earnings	7,541	7,839	8,254	7,514	7,494	6,111	5,717	7,368	7,987	8,793	1.7
Recoverable capital loans	17,208	19,255	20,624	22,041	23,809	20,534	22,547	24,583	25,751	26,749	5.0
Total investments in commercial Crown corporations	24,749	27,094	28,878	29,555	31,303	26,645	28,264	31,951	33,738	35,542	4.1
	37,886	40,064	42,645	44,663	46,765	43,083	44,569	48,445	50,685	53,085	3.8
Liabilities:
Accounts payable & accrued liabilities	9,149	8,298	8,312	8,486	8,898	9,618	10,435	10,875	11,523	12,114	3.2
Deferred revenue	9,828	9,661	9,771	9,743	9,525	9,928	10,404	11,206	11,852	12,588	2.8
Debt:
Taxpayer-supported debt	38,182	41,068	41,880	42,719	41,499	43,607	42,681	45,466	49,491	53,149	3.7
Self-supported debt	17,634	19,625	21,040	22,532	24,338	21,312	23,281	25,354	26,504	27,481	5.1
Forecast allowance	—	—	—	—	—	—	—	500	300	300
Total provincial debt	55,816	60,693	62,920	65,251	65,837	64,919	65,962	71,320	76,295	80,930	4.2
Add: debt offset by sinking funds	1,778	835	977	1,580	1,087	1,348	752	665	497	524	-12.7
Less: guarantees and non-guaranteed debt	(755)	(726)	(739)	(820)	(835)	(896)	(850)	(827)	(807)	(786)	0.4
Financial statement debt	56,839	60,802	63,158	66,011	66,089	65,371	65,864	71,158	75,985	80,668	4.0
	75,816	78,761	81,241	84,240	84,512	84,917	86,703	93,239	99,360	105,370	3.7
Net liabilities	(37,930)	(38,697)	(38,596)	(39,577)	(37,747)	(41,834)	(42,134)	(44,794)	(48,675)	(52,285)	3.6

Capital and other assets:
Tangible capital assets	36,762	37,778	39,028	40,282	41,303	45,837	47,830	51,123	55,110	59,266	5.4
Restricted assets	1,442	1,493	1,553	1,631	1,695	1,768	1,834	1,893	1,953	2,013	3.8
Other assets	966	1,307	1,281	1,093	1,180	1,010	1,052	597	606	597	-5.2
	39,170	40,578	41,862	43,006	44,178	48,615	50,716	53,613	57,669	61,876	5.2
Accumulated surplus (deficit)	1,240	1,881	3,266	3,429	6,431	6,781	8,582	8,819	8,994	9,591	25.5
Per cent of nominal GDP: [1]
Net liabilities	17.1	16.9	15.9	15.9	14.3	14.8	14.3	14.6	15.3	15.8	-0.9
Capital and other assets	17.7	17.7	17.3	17.3	16.7	17.2	17.2	17.5	18.1	18.7	0.6
Growth rates (per cent):
Net liabilities	6.4	2.0	-0.3	2.5	-4.6	10.8	0.7	18.7	8.7	7.4	1.7
Capital and other assets	3.2	3.6	3.2	2.7	2.7	10.0	4.3	21.4	7.6	7.3	9.7
Per capita: [2]
Net liabilities	8,306	8,358	8,200	8,286	7,768	8,499	8,441	8,869	9,524	10,106	2.2
Capital and other assets	8,577	8,764	8,893	9,004	9,092	9,877	10,160	10,615	11,284	11,960	3.8

[1]	Net liabilities as a per cent of nominal GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2019/20 amount divided by nominal GDP for the 2019 calendar year).
[2]	Per capita net liabilities is calculated using July 1 population (e.g. 2019/20 amount divided by population on July 1, 2019).

FIRST QUARTERLY REPORT 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A12 Changes in Financial Position — 2012/13 to 2021/22

								Updated
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	10-Year
($ millions)	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	Total
(Surplus) deficit for the year	1,147	(314)	(1,660)	(810)	(2,766)	(314)	(1,535)	(179)	(291)	(573)	(7,295)
Comprehensive income (increase) decrease	(81)	(327)	275	647	(236)	(36)	(266)	(58)	116	(24)	10
Change in accumulated (surplus) deficit	1,066	(641)	(1,385)	(163)	(3,002)	(350)	(1,801)	(237)	(175)	(597)	(7,285)

Capital and other asset changes:
Taxpayer-supported capital investments	3,279	3,151	3,407	3,459	3,659	3,908	4,452	5,776	6,617	6,843	44,551
Less: amortization and other accounting changes	(2,209)	(2,135)	(2,157)	(2,205)	(2,638)	626	(2,459)	(2,483)	(2,630)	(2,687)	(20,977)
Increase in net capital assets	1,070	1,016	1,250	1,254	1,021	4,534	1,993	3,293	3,987	4,156	23,574
Increase (decrease) in restricted assets	65	51	60	78	64	73	66	59	60	60	636
Increase (decrease) in other assets	72	341	(26)	(188)	87	(170)	42	(455)	9	(9)	(297)
Change in capital and other assets	1,207	1,408	1,284	1,144	1,172	4,437	2,101	2,897	4,056	4,207	23,913

Increase (decrease) in net liabilities	2,273	767	(101)	981	(1,830)	4,087	300	2,660	3,881	3,610	16,628

Investment and working capital changes:
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	543	298	415	(740)	(20)	(1,383)	(394)	1,651	619	806	1,795
Self-supported capital investments	2,765	2,519	2,488	2,573	2,725	2,729	4,106	4,282	3,343	3,358	30,888
Less: loan repayments and other accounting changes	(724)	(472)	(1,119)	(1,156)	(957)	(6,004)	(2,093)	(2,246)	(2,175)	(2,360)	(19,306)
Change in investment	2,584	2,345	1,784	677	1,748	(4,658)	1,619	3,687	1,787	1,804	13,377
Increase (decrease) in cash and temporary investments	(62)	(372)	874	217	340	(792)	(411)	(53)	208	282	231
Other working capital changes	1,090	1,223	(201)	978	(180)	645	(1,015)	(1,000)	(1,049)	(1,013)	(522)
Changes in investment and working capital	3,612	3,196	2,457	1,872	1,908	(4,805)	193	2,634	946	1,073	13,086

Increase (decrease) in financial statement debt	5,885	3,963	2,356	2,853	78	(718)	493	5,294	4,827	4,683	29,714
(Increase) decrease in sinking fund debt	(287)	943	(142)	(603)	493	(261)	596	87	168	(27)	967
Increase (decrease) in guarantees	(34)	27	(33)	6	(23)	(188)	(2)	(60)	(2)	—	(309)
Increase (decrease) in non-guaranteed debt	59	(56)	46	75	38	249	(44)	37	(18)	(21)	365
Increase (decrease) in total provincial debt	5,623	4,877	2,227	2,331	586	(918)	1,043	5,358	4,975	4,635	30,737

Represented by increase (decrease) in:
Taxpayer-supported debt	3,523	2,886	812	839	(1,220)	2,108	(926)	2,785	4,025	3,658	18,490
Self-supported debt	2,100	1,991	1,415	1,492	1,806	(3,026)	1,969	2,073	1,150	977	11,947
Forecast allowance	—	—	—	—	—	—	—	500	(200)	—	300
Total provincial debt	5,623	4,877	2,227	2,331	586	(918)	1,043	5,358	4,975	4,635	30,737

FIRST QUARTERLY REPORT 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A13 Provincial Debt — 2012/13 to 2021/22

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
											(per cent)
Taxpayer-supported debt:
Provincial government direct operating	9,408	10,223	9,280	8,034	4,644	1,156	—	—	—	—	-100.0
Other taxpayer-supported debt (mainly capital):
Education facilities
Post-secondary institutions	4,315	4,386	4,518	4,731	4,984	5,328	5,370	5,558	5,798	6,302	4.3
School districts	6,830	7,245	7,600	8,033	8,473	8,908	8,904	9,017	9,514	9,162	3.3
	11,145	11,631	12,118	12,764	13,457	14,236	14,274	14,575	15,312	15,464	3.7
Health facilities	5,691	6,038	6,522	6,998	7,552	7,903	7,968	8,208	8,683	9,630	6.0
Highways, ferries and public transit
BC Transit	163	143	123	106	94	84	73	102	144	177	0.9
BC Transportation Financing Authority	7,084	7,912	8,428	9,177	9,974	10,388	11,293	12,588	14,402	16,437	9.8
Port Mann Bridge [1]	—	—	—	—	—	3,508	3,510	3,510	3,510	3,510	n/a
Public transit	1,000	1,000	1,000	1,000	1,000	1,000	870	870	870	870	-1.5
SkyTrain extension	1,174	1,174	1,174	1,174	1,174	1,174	1,021	1,021	1,021	1,021	-1.5
	9,421	10,229	10,725	11,457	12,242	16,154	16,767	18,091	19,947	22,015	9.9
Other
BC Immigrant Investment Fund	363	440	414	304	217	161	70	49	30	11	-32.2
BC Pavilion Corporation	383	382	381	389	376	374	371	378	385	392	0.3
Provincial government general capital	1,073	1,372	1,698	1,987	2,288	2,718	2,363	2,896	3,333	3,720	14.8
Social Housing	658	719	715	760	695	878	844	1,240	1,772	1,828	12.0
Other	40	34	27	26	28	27	24	29	29	89	9.3
	2,517	2,947	3,235	3,466	3,604	4,158	3,672	4,592	5,549	6,040	10.2
Total other taxpayer-supported debt	28,774	30,845	32,600	34,685	36,855	42,451	42,681	45,466	49,491	53,149	7.1
Total taxpayer-supported debt	38,182	41,068	41,880	42,719	41,499	43,607	42,681	45,466	49,491	53,149	3.7
Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	14,167	15,559	16,544	17,929	19,685	19,990	22,064	23,218	24,376	25,380	6.7
BC Lotteries	132	155	140	150	145	155	100	106	124	124	-0.7
Columbia Power Corporation	—	—	300	296	291	286	282	277	271	265	n/a
Columbia Basin power projects	475	470	464	459	448	433	418	1,337	1,319	1,300	11.8
Post-secondary institution subsidiaries	215	198	222	310	340	418	387	387	387	387	6.7
Transportation Investment Corporation [1]	2,610	3,209	3,335	3,355	3,398	—	—	—	—	—	n/a
Other	35	34	35	33	31	30	30	29	27	25	-3.7
Total self-supported debt	17,634	19,625	21,040	22,532	24,338	21,312	23,281	25,354	26,504	27,481	5.1
Forecast allowance	—	—	—	—	—	—	—	500	300	300	n/a
Total provincial debt	55,816	60,693	62,920	65,251	65,837	64,919	65,962	71,320	76,295	80,930	4.2

[1]	Beginning in 2017/18, debt related to the Port Mann Bridge was reclassified as taxpayer-supported due to the elimination of tolls effective September 1, 2017.

FIRST QUARTERLY REPORT 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A14 Provincial Debt Supplementary Information — 2012/13 to 2021/22 1

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
											(per cent)
Per cent of nominal GDP: [2]
Taxpayer-supported debt:
Provincial government direct operating	4.2	4.5	3.8	3.2	1.8	0.4	—	—	—	—	-100.0
Education facilities	5.0	5.1	5.0	5.1	5.1	5.0	4.8	4.8	4.8	4.7	-0.8
Health facilities	2.6	2.6	2.7	2.8	2.9	2.8	2.7	2.7	2.7	2.9	1.4
Highways, ferries and public transit	4.3	4.5	4.4	4.6	4.6	5.7	5.7	5.9	6.3	6.6	5.1
Other	1.1	1.3	1.3	1.4	1.4	1.5	1.2	1.5	1.7	1.8	5.4
Total taxpayer-supported debt	17.2	17.9	17.3	17.2	15.7	15.5	14.5	14.8	15.5	16.0	-0.8
Self-supported debt:
Commercial Crown corporations & agencies	8.0	8.6	8.7	9.0	9.2	7.6	7.9	8.3	8.3	8.3	0.5
Total provincial debt	25.2	26.5	26.0	26.2	24.9	23.0	22.3	23.3	23.9	24.4	-0.3
Growth rates (per cent):
Taxpayer-supported debt:
Provincial government direct operating	20.4	8.7	-9.2	-13.4	-42.2	-75.1	-100.0	0.0	0.0	0.0	-21.1
Education facilities	5.2	4.4	4.2	5.3	5.4	5.8	0.3	2.1	5.1	1.0	3.9
Health facilities	7.5	6.1	8.0	7.3	7.9	4.6	0.8	3.0	5.8	10.9	6.2
Highways, ferries and public transit	9.0	8.6	4.8	6.8	6.9	32.0	3.8	7.9	10.3	10.4	10.0
Other	8.6	17.1	9.8	7.1	4.0	15.4	-11.7	25.1	20.8	8.8	10.5
Total taxpayer-supported debt	10.2	7.6	2.0	2.0	-2.9	5.1	-2.1	6.5	8.9	7.4	4.5
Self-supported debt:
Commercial Crown corporations & agencies	13.5	11.3	7.2	7.1	8.0	-12.4	9.2	8.9	4.5	3.7	6.1
Total provincial debt	11.2	8.7	3.7	3.7	0.9	-1.4	1.6	8.1	7.0	6.1	5.0
Per capita: [3]
Taxpayer-supported debt:
Provincial government direct operating	2,060	2,208	1,971	1,682	956	235	—	—	—	—	-100.0
Education facilities	2,440	2,512	2,574	2,672	2,769	2,892	2,860	2,886	2,996	2,989	2.3
Health facilities	1,246	1,304	1,386	1,465	1,554	1,606	1,596	1,625	1,699	1,861	4.6
Highways, ferries and public transit	2,063	2,209	2,278	2,399	2,519	3,282	3,359	3,582	3,903	4,255	8.4
Other	551	636	687	726	742	845	736	909	1,086	1,167	8.7
Total taxpayer-supported debt	8,361	8,870	8,897	8,944	8,540	8,859	8,550	9,002	9,684	10,273	2.3
Self-supported debt:
Commercial Crown corporations & agencies	3,861	4,239	4,470	4,717	5,009	4,330	4,664	5,020	5,186	5,312	3.6
Total provincial debt	12,222	13,108	13,367	13,661	13,549	13,189	13,214	14,121	14,929	15,643	2.8
Real Per Capita Provincial Debt (2018 $) [4]	13,322	14,300	14,435	14,593	14,213	13,548	13,214	13,782	14,279	14,675	1.1
Growth rate (per cent)	8.4	7.3	0.9	1.1	-2.6	-4.7	-2.5	4.3	3.6	2.8	1.9

1	Numbers may not add due to rounding.
2	Debt as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2019/20 debt divided by nominal GDP for the 2019 calendar year).
3	Per capita debt is calculated using July 1 population (e.g. 2019/20 debt divided by population on July 1, 2019).
4	Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2019 CPI for 2019/20 debt).

FIRST QUARTERLY REPORT 2019/20

APPENDIX — FISCAL PLAN UPDATE

Table A15 Key Provincial Debt Indicators — 2012/13 to 2021/22

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
											(per cent)
Debt to revenue (per cent)
Total provincial	104.1	107.8	106.6	105.9	99.3	94.7	89.5	95.4	99.0	100.4	-0.4
Taxpayer-supported	93.6	96.4	94.1	91.3	81.8	82.5	75.0	80.0	85.2	87.8	-0.7
Debt per capita ($) [1]
Total provincial	12,222	13,108	13,367	13,661	13,549	13,189	13,214	14,121	14,929	15,643	2.8
Taxpayer-supported	8,361	8,870	8,897	8,944	8,540	8,859	8,550	9,002	9,684	10,273	2.3
Debt to nominal GDP (per cent) [2]
Total provincial	25.2	26.5	26.0	26.2	24.9	23.0	22.3	23.3	23.9	24.4	-0.3
Taxpayer-supported	17.2	17.9	17.3	17.2	15.7	15.5	14.5	14.8	15.5	16.0	-0.8
Interest bite (cents per dollar of revenue) [3]
Total provincial	4.4	4.3	4.3	4.7	3.8	4.0	3.8	3.9	3.8	3.8	-1.5
Taxpayer-supported	3.9	3.7	3.7	4.0	3.2	3.3	3.2	3.2	3.2	3.3	-1.9
Interest costs ($ millions)
Total provincial	2,339	2,444	2,525	2,879	2,521	2,759	2,776	2,948	2,944	3,071	3.1
Taxpayer-supported	1,600	1,583	1,651	1,892	1,644	1,725	1,793	1,821	1,869	1,998	2.5
Interest rate (per cent) [4]
Taxpayer-supported	4.4	4.0	4.0	4.5	3.9	4.1	4.2	4.1	3.9	3.9	-1.3

Background Information:
Revenue ($ millions)
Total provincial [5]	53,637	56,279	59,018	61,589	66,334	68,551	73,734	74,753	77,043	80,625	4.6
Taxpayer-supported [6]	40,775	42,611	44,514	46,805	50,726	52,866	56,894	56,799	58,116	60,510	4.5
Debt ($ millions)
Total provincial	55,816	60,693	62,920	65,251	65,837	64,919	65,962	71,320	76,295	80,930	4.2
Taxpayer-supported [7]	38,182	41,068	41,880	42,719	41,499	43,607	42,681	45,466	49,491	53,149	3.7
Provincial nominal GDP ($ millions) [8]	221,413	228,972	242,044	249,072	263,978	282,204	295,324	306,665	318,598	331,270	4.6
Population (thousands at July 1) [9]	4,567	4,630	4,707	4,776	4,859	4,922	4,992	5,050	5,111	5,173	1.4

[1]	The ratio of debt to population (e.g. 2019/20 debt divided by population at July 1, 2019).
[2]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2019/20 debt divided by 2019 nominal GDP).
[3]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.
[4]	Weighted average of all outstanding debt issues.
[5]	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.
[6]	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.
[7]	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.
[8]	Nominal GDP for the calendar year ending in the fiscal year (e.g. nominal GDP for 2019 is used for the fiscal year ended March 31, 2020).
[9]	Population at July 1st within the fiscal year (e.g. population at July 1, 2019 is used for the fiscal year ended March 31, 2020).

FIRST QUARTERLY REPORT 2019/20

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